AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY ___, 2008

REGISTRATION STATEMENT NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKYSTAR BIO-PHARMACEUTICAL COMPANY
(Exact name of registrant in its charter)

Nevada	2834	33-0901534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,
Gaoxin District, Xian Province, P.R. China
(8629) 8819-3188
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paracorp Incorporated
318 North Carson Street #208
Carson City, NV 89701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Kevin K. Leung, Esq. Ryan S. Hong, Esq. Francis Y.L. Chen, Esq. RICHARDSON & PATEL LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182	Harvey J. Kesner, Esq. Brian C. Daughney, Esq. Sunny J. Barkats, Esq. HAYNES AND BOONE, LLP 153 East 53rd Street, 49th Floor New York, New York 10022 (212) 659-7300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of large accelerated filer, accelerated filer, and smaller reporting company, in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Class C warrant to purchase ¼ share (3) (4)	2,307,693	$7.00	$16,153,851	$634.85

Shares of Common Stock included as part of the Units	2,307,693	—	—	—	(3)

Class C warrants included as part of the Units	2,307,693	—	—	—	(3)

Shares of Common Stock underlying the Class C warrants included as part of the Units (5)	576,929	7.80	4,500,007	176.85

Shares of Common Stock issued in connection with the conversion of the Debentures in connection with the February 28, 2007 private financing (5)(6)	245,501	7.00	1,718,507	67.54

Shares of Common Stock issued in connection with the conversion of the Debentures and the exercise of the Warrants in connection with the February 28, 2007 private financing (5)(7)	575,472	7.00	4,028,304	158.32

Shares of Common Stock underlying the Warrants granted to holders of Debentures of the February 28, 2007 private financing (5)(8)	195,000	7.00	1,365,000	53.65

Shares of Common Stock issued in connection with the conversion of the Debentures in connection with the February 28, 2007 private financing (5)(9)	457,589	7.00	3,203,123	45.10

Representative’s Unit Purchase Option (10)	1 Option	$100	$100	$—	(3)

Units underlying Representative’s Unit Purchase Option (5)	346,153	7.00	2,423,071	95.23

Shares of Common Stock included as part of Representative’s Units (5)	346,153	—	—	—	(3)

Warrants included as part of Representatives Units (5)	346,153	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in Representative’s Units (5)	86,539	7.80	675,004	26.53

Total Registration Fee				$1,258.07

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(1)
The securities noted in rows 1 through 4 will be offered pursuant to our proposed unit offering. The securities noted in rows 5 through 7 will be offered in subsequent offerings by certain selling stockholders pursuant to Rule 415.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Includes __________ shares which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriter to cover over-allotments, if any.

(5)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(6)
Represents shares issued pursuant to the conversion of all of the outstanding principal and accrued interests of two of the 8% convertible debentures issued by the registrant on February 28, 2007, which terms were amended in March 2008 to reduce the conversion price from $5.00 to $4.00, giving effect to a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(7)
Represents shares issued pursuant to the conversion of all of the outstanding principal and accrued interests of five of the 8% convertible debentures issued by the registrant on February 28, 2007 that were not registered on Registration Statement No. 333-143449, which was declared effective on September 25, 2007, as well as the shares issued pursuant to the exercise of all of the warrants held by the holders of these five convertible debentures on a cashless basis. The terms of these convertible debentures were amended in December 2007 to reduce the conversion price from $5.00 to $4.25, and the terms of the warrants amended to include a cashless feature and to reduce the exercise price from $6.00 to $4.50. The number of shares and conversion price reflects a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(8)
Represents shares issuable pursuant to the warrants issued by the registrant on February 28, 2007 that are outstanding, and giving effect to a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(9)
Based on $5.75 per share, the average of the bid and asked price for the Common Stock reported by the OTC Bulletin Board as of September 7, 2007, giving effect to a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. These securities were previously registered on Registration Statement No. 333-143449, which was declared effective on September 25, 2007.  A registration fee of $80.78 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(10)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and other offerings registered on an earlier registration statements. The combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as a post-effective amendment to, Registration Statement No. 333-143449. Any of the previously registered securities that are offered or sold before the effective date of this registration statement shall not be included in any prospectus hereunder.

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The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

 Subject to completion, dated May ___, 2008

PROSPECTUS

SKYSTAR BIO-PHARMACEUTICAL COMPANY

This is a firm commitment public offering of 2,307,693 of our units at a price of between $6.00 and $7.00 per unit for gross proceeds of approximately 15 million. Each unit consists of:

▪	One share of our common stock; and
▪	One Class C warrant to purchase ¼ share of Common Stock (Four warrants are required to purchase one share of common stock).

The initial public offering price for the units offered hereby is estimated to be between $6.00 and $7.00 per unit. Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a 5-for-1 reverse stock split. The aggregate price of the units offered hereby, assuming a mid point price, excluding units that may be sold on exercise of the underwriters’ over-allotment option, is $15 million.

You must have four warrants to purchase one full share of common stock at an aggregate price of price of $7.80, exercisable immediately after separation from the units through the date which is five years after the date of this prospectus. Commencing on a date which is 6 months from the date of this prospectus, we may redeem the warrants at our sole election, in whole and not in part, under certain circumstances.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SKBI.OB.” On May 2, 2008, the last reported sales price of our common stock on the OTC Bulletin Board was $5.75 (post anticipated 5-for-1 reverse stock split). Prior to their separate trading we will apply to have the units listed on the American Stock Exchange (“AMEX”) under the symbol “SKA.U” on or promptly after the date of this prospectus. Each of the underlying common stock and warrants shall trade separately on the nearest trading date which is 180 days after the date of this prospectus, provided, however , the representative of the underwriters may determine an earlier date is acceptable. Prior to their separate trading we will apply to have the common stock and warrants comprising the units listed on AMEX under the symbols “SKA” and “SKA.W”.

This prospectus also relates to a resale offering by the selling stockholders of up to 1,473,562 shares of our common stock issued or issuable pursuant to 8% convertible debentures and warrants issued to investors in connection with a private placement completed on February 28, 2007, as amended on December 6, 2007 and March 31, 2008. The resale offering is not being underwritten by the underwriters. We will not receive any proceeds from any sales of the resale offering shares by the selling stockholders, except in connection with any cash exercise of any of the investor warrants or the placement agent warrants. Additional information regarding the selling stockholders and the manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part of, the selling stockholders and each of our directors and officers and each holder of more than 5% of the outstanding shares of our common stock, will enter into Lock-up Agreements in favor of Jesup & Lamont pursuant to which our directors and officers have agreed not to sell any shares of our common stock for 12 months, and the selling stockholders and the 5% stockholders for 6 months, after the date of this prospectus.

We will bear the expenses of registration and all selling and other expenses, including all underwriting discounts or commissions, incurred in connection with this offering, except for any selling and other expenses incurred by the selling stockholders, which will be borne by the selling stockholders.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions (1)	Proceeds, to us,before expenses (2)
Per unit	$	$	$
Total	$	$	$

(1) Does not include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering payable to the Jesup & Lamont Securities Corporation, the representative of the underwriters.

(2) We estimate that the total expenses of this offering, excluding the underwriters’ discount and non accountable expenses allowance, will be approximately $________.

We have granted a 45-day option to Jesup & Lamont Securities Corporation, the representative of the underwriters, to purchase up to 346,153 additional units solely to cover over-allotments, if any (over and above the 2,307,693 units referred to above). The units issuable upon exercise of the underwriter option are identical to those offered by this prospectus and the units and underlying securities  have been registered under the registration statement of which this prospectus forms a part.

We are offering the units on a firm commitment basis. The underwriters expect to deliver our units to purchasers in the offering on or about ______ , 2008.

Jesup & Lamont	Global Hunter Securities, LLC
SECURITIES CORPORATION

The date of this prospectus is _________ ___, 2008.
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TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	9
Special Note Regarding Forward Looking Statement	20
Determination of Offering Price	20
Use of Proceeds	20
Capitalization	22
Selling Stockholders	23
Management	27
Executive Compensation	29
Security Ownership of Certain Beneficial Owners and Management	31
Description of Business	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Certain Relationships and Related Transactions	44
Market For Common Equity and Related Stockholder Matters	45
Dividend Policy	45
Description of Securities	45
Underwriting and Plan of Distribution	49
Legal Matters	53
Experts	53
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	53
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	54
Where You Can Find More Information	54
Index to Financial Statements	55

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our units. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Skystar Bio-Pharmaceutical Company as “Skystar”, "our Company," "we," "us" and "our."

Unless otherwise indicated, all share amounts assume the consummation of a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

OVERVIEW

We manufacture and distribute medicines, vaccines and other products for poultry, livestock and domestic pets. We engage in research, development, production, marketing and sales of veterinary products to prevent, treat and cure disease in poultry, livestock, birds and pets. Our business divisions include a veterinary bio-pharmaceutical products division, a veterinary drugs division, a fodder or feed additive division, and a micro-organism preparation division. We conduct our business primarily in the People’s Republic of China, which we will refer to as China.

Management believes there is significant demand for veterinary medicines and vaccines in China. According to our estimates, the current addressable market in China for veterinary, livestock and poultry vaccines is over 70 billion doses; however the market supply is only 32 billion doses. The estimated 2005 expenditures in China on products designed to prevent parasitic diseases in livestock and poultry, such as our medicines and vaccines, were US$125 million. According to the Chinese Agriculture Ministry, the demand for vaccines for livestock and poultry has increased at a 15% annual rate since 2002 and is anticipated to maintain such growth rate for the next five years.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. The current addressable market in China for such micro-organisms is 3 million tons, while the current supply output is only 200,000 tons.

Our Business

Currently, we have four major product lines:

•	Our bio-pharmaceutical veterinary vaccine line currently includes over 10 products;

•	Our veterinary medicine line for poultry and livestock currently includes over 70 products;

•	Our feed additives line currently includes over 10 products; and

•	Our micro-organism products line currently includes over 10 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. We refer to this vaccine as the “DLV chicken vaccine.” This disease has a significant economic impact to the poultry industry. The U.S. Department of Agriculture estimates that avian coccidiosis costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Management believes that our DLV chicken vaccine is safe, effective and easy to administer, and may save costs by as much as 60% as compared to using conventional chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium.

All of our revenue is derived from the sale of bio-pharmaceutical and veterinary products in China. During the year ended December 31, 2007, we had revenues of $15.1 million and net loss of $2.0 million (including non-cash and non-recurring charges of $5.5 million) as compared to revenues of $9.8 million and net income of $1.1 million during the year ended December 31, 2006.

We sell our products through a distribution channel covering 29 provinces in China. As of April 1, 2008, we had over 600 distributors and 200 direct customers in 29 provinces in China. We intend to establish more representative offices and engage additional distribution agents in order to strengthen our distribution network.

Growth Strategy

Acquisitions. We intend to explore acquisitions of Good Manufacturing Practice (“GMP”) certified bio-pharmaceutical companies in provinces located close to our headquarters. One of our considerations for acquisitions is that the potential target have production capacity for different dosage forms such as injectibles and powders. We may also consider acquiring bio-pharmaceutical companies with similar production capacity in other regions of China. Our goal is to be among the top producers and distributors of veterinary medicines in China, and we hope to be able to complete some acquisitions by the end of 2008.

Brand Awareness. Our goal is to associate the “Skystar” brand with reputable, high-quality products, including veterinary products. We intend to spend a portion of our net proceeds in marketing and advertising efforts to increase the exposure of our brand with potential customers. We recognize the importance of branding as well as packaging. All of our products bear a uniform brand and we also brand and package our products with specialized designs to differentiate the different categories of our products.

We conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

•	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;
•	participating in national meetings, seminars, symposiums, exhibitions for bio-pharmaceutical and other related industries;
•	organizing cooperative promotional activities with distributors; and
•	sending direct mail to major farms.

Manufacturing Facility. We intend to complete a vaccine manufacturing facility with the proceeds from the offering. This facility is expected to be completed by the third quarter of 2008 and obtain GMP certification by the end of 2008. Once completed, we believe that this facility will increase production capacity by 6.0 billion units with a value of $14.0 million in projected revenue at a gross margin rate of 60-70%.

Additional Products. We plan to commercialize new products in each of the four divisions. We also expend significant amount of resources into our research and development in order to have additional products in the future. Management believes that such products will ultimately increase future revenue to our company.

Research and Development.

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field. Through Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”), a wholly-owned subsidiary of Xian Tianxing, we are working with the Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, to research and develop feed additives and veterinary disease diagnosis equipment. We have also established a research and development center, located on our premises, with Shaanxi Microbial Institute, the only microbial research institute in northwest China. Major projects currently being undertaken at these centers focus on development of:

• New bio-pharmaceutical products for animal immunization.
• Protein technology and enzyme mechanism.
• Development of non-pathogenic micro-organisms to cure cure gastrointestinal tract diseases.
• Veterinary medicines for pets.

Our Organizational Structure

We conduct substantially all of our business operations through our indirectly owned “variable interest entity”, Xian Tianxing Bio-Pharmaceutical Co., Ltd. Chinese law currently has limits on foreign ownership of certain businesses which prohibit non-Chinese persons from having direct ownership interests.

To comply with these foreign ownership restrictions, we operate our bio-pharmaceutical business in China through Xian Tianxing. Xian Tianxing holds the licenses and approvals necessary to operate our bio-pharmaceutical business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing and to receive, through our Caymen Island subsidiary, Skystar Cayman, all of Xian Tianxing’s profits, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements.

In March 2008, Skystar Cayman assigned its rights under the contractual arrangements with Xian Tianxing to its indirect wholly-owned subsidiary, Sida Biotechnology (Xian) Co., Ltd., a limited liability company organized under the laws of China and a wholly foreign-owned enterprise. All equity securities of Sida are owned by Fortunate Time International Limited, a company incorporated under the laws of Hong Kong Special Administration Region of the People's Republic of China. Fortunate Time is a wholly-owned subsidiary of Skystar Cayman. Set forth below is our current corporate structure:

Corporate Organizational Chart

The following chart illustrates our corporate structure and the place of incorporation of each named entity at the effective date of this prospectus:

*
Sida Biotechnology controls Xian Tianxing Bio-Pharmaceutical through contractual arrangements designed to mimic equity ownership of Xian Tianxing by Sida Biotechnology. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement. Sida Biotechnology is a wholly-foreign owned enterprise or “WFOE.” Most foreign entities, such as Fortunate Time International Ltd, a Hong Kong incorporated entity, hold ownership of Chinese enterprises indirectly through “WFOEs” because it eliminates the need for a Chinese partner and does not require large amounts of invested capital.

Corporate Information

Skystar is a Nevada corporation. Our principal executive offices are located at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xian Province, P.R. China. Our telephone number is (8629) 8819-3188.

THE PRIMARY OFFERING

Securities offered	2,307,693 units, at a price within the range of $6.00 - $7.00 per unit, each unit consisting of:

· one share of our common stock; and

· one warrant to purchase ¼ share of common stock.

1,473,562 shares of common stock by our selling stockholders. We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling stockholders.

For purposes of this prospectus, we have assumed the price will be in the mid range of $6.50 per unit.

Common stock

Number of shares outstanding before this offering	3,727,821 shares (1)(2)

Number of shares outstanding after this offering	6,035,514 shares (1)(2)

Class C warrants

Number of new Class C warrants outstanding after this offering (2)	2,307,693

Exercisability	Each Class C warrant is exercisable for ¼ share of common stock.

Exercise price	$7.80 for 4 Class C warrants exercisable for 1 share of common stock.

Exercise period	The Class C warrants are exercisable immediately after separation from the units.

The Class C warrants will expire on the fifth anniversary of the date of this prospectus.

Redemption		We may redeem the outstanding Class C warrants (excluding any Class C warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters):

	·	in whole and not in part;

	·	at a price of $0.01 at any time after 180 days after the date of this prospectus ;

upon a minimum on 30 days’ prior written notice of redemption; and

·
if, and only if, the average reported last sale price of the common stock equals or exceeds $11.70 per share for the 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

Separation of the shares of common stock and warrants from the units
The shares of common stock and Class C warrants will trade only as a part of a unit for 6 months following the date of this prospectus unless separate trading is authorized earlier by the representative of the underwriters, whereupon we will issue a press release announcing that separate trading will begin.

Use of Proceeds
We intend to use the net proceeds of this offering for the completion of a new vaccine laboratory; the construction of a new production facility for micro-organism and feed additives; acquisitions of other companies in the bio-pharmaceutical industries; and working capital and general corporate purposes, including research and development and marketing.

OTC Bulletin Board symbol for our Common Stock	SKBI.OB

Proposed AMEX listing Symbols for Units	SKA.U

Lock Up Agreements
All of our our officers, directors and 5% stockholders; and the selling stockholders, have agreed that, for a period of 12 and 6 months, respectively, they will be subject to a Lock-Up agreement prohibiting any sales or hedging transactions of our securities owned by them. See “Lock-Up” beginning on page 50.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

(1) Giving effect to the anticipated 5-for-1 reverse stock split.
(2) The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of April 30, 2008 and excludes shares underlying outstanding warrants issued in connection with the February 2007 private financing, which are currently exercisable for 309,100 (post anticipated 5-for-1 reverse stock split) shares.

THE RESALE OFFERING

Unless otherwise indicated, all share amounts assume the consummation of a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

Registration of Securities from February 2007 Financing

On February 28, 2007, we issued to several institutional and accredited investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009 and warrants to purchase 815,000 shares of our common stock. As originally issued, the convertible debentures were convertible into shares of our common stock at $5.00 per share, subject to adjustment for price-based dilution. The warrants had an exercise price of $6.00 per share and are exercisable until September 30, 2010. For more details about the convertible debentures and warrants, please see the section entitled “Description of Securities.” On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement with certain investors in the February 2007 financing. All of the investors that purchased the above-described securities are referred to collectively as the “Purchasers” and those investors that executed the Amendment are hereinafter referred to collectively as “Participating Purchasers.”

For the Participating Purchasers, we (a) reduced the conversion price of the convertible debentures from $5.00 per share to $4.25 per share; (b) reduced the exercise price of the warrants from $6.00 per share to $4.75 per share; and (c) granting to the Participating Purchasers the right to exercise their warrants on a cashless basis.

The Participating Purchasers converted the entire outstanding principal and accrued but unpaid interest into shares of our common stock; and exercised all warrants on a cashless basis. We issued 615,224 and 191,637 shares of our common stock to the Participating Purchasers pursuant to the debenture conversion and warrant exercise, respectively. All outstanding liquidated registration damages relating to the timing of the registration statement filing and effectiveness were waived.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement with two institutional and accredited investors (“Private Purchasers”) who acquired two of our convertible debentures in a private transaction from the original holders of these convertible debentures. For these investors, we reduced the conversion price of the convertible debentures from $5.00 per share to $4.00 per share. The Private Purchasers converted the entire outstanding principal and accrued but unpaid interest into 245,501 shares of our restricted common stock, which we accordingly issued. As of the date of this prospectus, all of the convertible debentures have been converted into shares of our common stock.

We previously registered 457,589 shares of common stock underlying the convertible debentures for resale by the Purchasers pursuant to our September 2007 Registration Statement. Under the terms of the Registration Rights Agreement, we are registering 1,472,562 shares of common stock issued or issuable pursuant to the convertible debentures and warrants for resale on the registration statement of which this prospectus is a part. We are registering these shares of our common stock for sale by the Purchasers and the Private Purchasers identified in the section of this prospectus entitled "Selling Stockholders."

The shares of common stock offered in the Resale Offering may be sold by the Selling Stockholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the Selling Stockholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Stockholders," and "Plan of Distribution," respectively. The offer and sale of the securities in the Resale Offering are not being underwritten by the underwriters. We will not receive any of the proceeds from those sales. The registration of common shares for the Resale Offering pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the Selling Stockholders.

SUMMARY FINANCIAL INFORMATION

In the table below we provide you with historical selected consolidated financial data for the two years ended December 31, 2007 and 2006, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended December 31, (audited)
	2007		2006
Statements of Operations Data

REVENUE	$15,056,828		$9,796,324
COST OF SALES	6,712,365		5,420,652

GROSS PROFIT	8,344,463		4,375,672

OPERATING EXPENSES
Research and development	268,320		131,371
Amortization of deferred compensation	643,119		1,202,235
Selling expenses			475,504
General and administrative expenses	1,795,876		881,223

INCOME FROM OPERATIONS	4,897,726		1,685,339

OTHER EXPENSE	3,651		3,478

OTHER INCOME	(14,611)		—

INCOME BEFORE TAXES & NON-CASH CHARGES	4,579,648		1,670,093

NON-CASH INDUCEMENT COST FOR DEBENTURES CONVERTED AND WARRANTS CONVERTED	913,997		—

NON-CASH DEFERRED FINANCING COSTS AND DISCOUNT FROM DEBENTURES	4,595,455		—

PROVISION FOR INCOME TAXES	1,027,172		494,951

NET INCOME (LOSS)	(1,956,976	)(1)	1,175,142

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	982,582		298,675

COMPREHENSIVE INCOME	(974,394)		1,473,817

EARNINGS PER COMMON SHARE DATA

Basic	(0.03	)(2)	0.55	(2)
Diluted	(0.032	)(2)	0.45	(2)

(1) This includes $4,595,455 in non-recurring, non-cash financing expenses incurred for the 12-month period ended December 31, 2007. Please see “Statements of Cash Flows” of page F-5 for details.

(2) The impact of a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part was applied retroactively.

December 31, 2007

Balance Sheet Data:

Cash and Restricted Cash	846,461
Total Assets	20,451,145
Total Liabilities	2,535,921
Total Stockholders’ Equity	17,915,224

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a relatively limited operating history. Xian Tianxing, the variable interest entity through which we operate our business, commenced operations in 1997 and first achieved profitability in the quarter ended September 30, 1999. Accordingly, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the bio-pharmaceutical industry in China. Some of these risks and uncertainties relate to our ability to:

•	offer new and innovative products to attract and retain a larger customer base;

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	raise sufficient capital to sustain and expand our business;

•	maintain effective control of our costs and expenses;

•	respond to changes in our regulatory environment;

•	respond to competitive market conditions;

•	manage risks associated with intellectual property rights;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If we fail to obtain additional financing we will be unable to execute our business plan.

The revenues from the production and sale of bio-pharmaceutical products and the projected revenues from these products are not adequate to support our expansion and product development programs. Despite our recent financing and the financing described in this prospectus, we may need additional funds to build our new production facilities; pursue further research and development; obtain regulatory approvals; file, prosecute, defend and enforce our intellectual property rights; and market our products. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our business will be materially and adversely affected if our collaborative partners, licensees and other third parties over whom we are very dependent fail to perform as expected.

Due to the complexity of the process of developing bio-pharmaceuticals, our core business depends on arrangements with bio-pharmaceutical institutes, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing and commercialization of our products. We have various research collaborations and outsource other business functions. Our license agreements could obligate us to diligently bring potential products to market, make substantial milestone payments and royalties and incur the costs of filing and prosecuting patent applications. There are no assurances that we will be able to establish or maintain collaborations that are important to our business on favorable terms, or at all. We could enter into collaborative arrangements for the development of particular products that may lead to our relinquishing some or all rights to the related technology or products. A number of risks arise from our dependence on collaborative agreements with third parties. Product development and commercialization efforts could be adversely affected if any collaborative partner:

•	terminates or suspends its agreement with us;

•	causes delays;

•	fails to timely develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials;

•	fails to adequately perform clinical trials;

•	determines not to develop, manufacture or commercialize a product to which it has rights; or

•	otherwise fails to meet its contractual obligations.

Our collaborative partners could pursue other technologies or develop alternative products that could compete with the products we are developing.

Our products will be adversely affected if we are unable to protect proprietary rights or operate without infringing the proprietary rights of others.

The profitability of our products will depend in part on our ability to obtain and maintain patents and licenses and preserve trade secrets, and the period our intellectual property remains exclusive. We must also operate without infringing the proprietary rights of third parties and without third parties circumventing our rights. The patent positions of bio-pharmaceutical and biotechnology enterprises, including ours, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the scope of the originally claimed subject matter in a patent application can be significantly reduced before a patent is issued. The biotechnology patent situation outside the U.S. is even more uncertain, is currently undergoing review and revision in many countries, and may not protect our intellectual property rights to the same extent as the laws of the U.S. Because patent applications are maintained in secrecy in some cases, we cannot be certain that we or our licensors are the first creators of inventions described in our pending patent applications or patents or the first to file patent applications for such inventions.

Other companies may independently develop similar products and design around any patented products we develop. We cannot assure you that:

•	any of our patent applications will result in the issuance of patents;

•	we will develop additional patentable products;

•	the patents we have been issued will provide us with any competitive advantages;

•	the patents of others will not impede our ability to do business; or

•	third parties will not be able to circumvent our patents.

A number of pharmaceutical, biotechnology, research and academic companies and institutions have developed technologies, filed patent applications or received patents on technologies that may relate to our business. If these technologies, applications or patents conflict with ours, the scope of our current or future patents could be limited or our patent applications could be denied. Our business may be adversely affected if competitors independently develop competing technologies, especially if we do not obtain, or obtain only narrow, patent protection. If patents that cover our activities are issued to other companies, we may not be able to obtain licenses at a reasonable cost, or at all; develop our technology; or introduce, manufacture or sell the products we have planned.

Patent litigation is becoming widespread in the biotechnology industry. Such litigation may affect our efforts to form collaborations, to conduct research or development, to conduct clinical testing or to manufacture or market any products under development. There are no assurances that our patents would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe our patents in the event of patent litigation. Our business could be materially affected by an adverse outcome to such litigation. Similarly, we may need to participate in interference proceedings declared by the U.S. Patent and Trademark Office or equivalent international authorities to determine priority of invention. We could incur substantial costs and devote significant management resources to defend our patent position or to seek a declaration that another company’s patents are invalid.

Much of our know-how and technology may not be patentable, though it may constitute trade secrets. There are no assurances that we will be able to meaningfully protect our trade secrets. We cannot assure you that any of our existing confidentiality agreements with employees, consultants, advisors or collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Collaborators, advisors or consultants may dispute the ownership of proprietary rights to our technology, for example by asserting that they developed the technology independently.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

Difficulties in manufacturing our products could have a material adverse effect on our profitability.

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including China’s Good Manufacturing Practice (“GMP”), production and quality control regulations. If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to conduct clinical trials, obtain regulatory approval or meet demand for our products.

Failure or delays in obtaining an adequate amount of raw material or other supplies would materially and adversely affect our revenue

Production of our products could require raw materials which are scarce or which can be obtained only from a limited number of sources. If we are unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

Our ability to generate more revenue would be adversely affected if we need more clinical trials or take more time to complete our clinical trials than we have planned.

Clinical trials vary in design by factors including dosage, end points, length, and controls. We may need to conduct a series of trials to demonstrate the safety and efficacy of our products. The results of these trials may not demonstrate safety or efficacy sufficiently for regulatory authorities to approve our products. Further, the actual schedules for our clinical trials could vary dramatically from the forecasted schedules due to factors including changes in trial design, conflicts with the schedules of participating clinicians and clinical institutions, and changes affecting product supplies for clinical trials.

We rely on collaborators, including academic institutions, governmental agencies and clinical research organizations, to conduct, supervise, monitor and design some or all aspects of clinical trials involving our products. Since these trials depend on governmental participation and funding, we have less control over their timing and design than trials we sponsor. Delays in or failure to commence or complete any planned clinical trials could delay the ultimate timelines for our product releases. Such delays could reduce investors’ confidence in our ability to develop products, likely causing the price of our common stock to decrease.

If we are unable to obtain the regulatory approvals or clearances that are necessary to commercialize our products, we will have less revenue than expected.

China and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of bio-pharmaceutical products. Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;

•	any competitive advantages of the products could be diminished; and

•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that force us to withdraw the product from the market.

Any marketed product and its manufacturer, including us, will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. We cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Competitors may develop and market bio-pharmaceutical products that are less expensive, more effective or safer, making our products obsolete or uncompetitive.

Some of our competitors and potential competitors have greater product development capabilities and financial, scientific, marketing and human resources than we do. Technological competition from biopharmaceutical companies and biotechnology companies is intense and is expected to increase. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired curative effect than products we are developing. Alternative products may be developed that are more effective, work faster and are less costly than our products. Competitors may succeed in developing products earlier than us, obtaining approvals and clearances for such products more rapidly than us, or developing products that are more effective than ours. In addition, other forms of treatment may be competitive with our products. Over time, our technology or products may become obsolete or uncompetitive.

Our revenue will be materially and adversely affected if our products are unable to gain market acceptance.

Our products may not gain market acceptance in the agricultural community. The degree of market acceptance of any product depends on a number of factors, including establishment and demonstration of clinical efficacy and safety, cost-effectiveness, clinical advantages over alternative products, and marketing and distribution support for the products. Limited information regarding these factors is available in connection with our products or products that may compete with ours.

To directly market and distribute our bio-pharmaceutical products, we or our collaborators require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully market and sell our products, our ability to generate revenue will be limited.

Our operations and the use of our products could subject us to damages relating to injuries or accidental contamination and thus reduce our earnings or increase our losses.

Our research and development processes involve the controlled use of hazardous materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from handling and disposing of such materials cannot be completely eliminated. In the event of an accident involving hazardous materials, we could be held liable for resulting damages. We are not insured with respect to this liability. Such liability could exceed our resources. In the future we could incur significant costs to comply with environmental laws and regulations.

If we were sued for product liability, we could face substantial liabilities that may exceed our resources.

We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of agricultural and bio-pharmaceutical products. We currently do not have product liability insurance. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets, whether or not we are successful.

We have no business liability or disruption insurance coverage and therefore we are susceptible to catastrophic or other events that may disrupt our business.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

We will be unsuccessful if we fail to attract and retain qualified personnel.

We depend on a core management and scientific team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Risks Related to Our Corporate Structure

Chinese laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Xian Tianxing, and its stockholders. We are considered a foreign person or foreign invested enterprise under Chinese law. As a result, we are subject to Chinese law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of bio-pharmaceutical business and companies, including limitations on our ability to own key assets.

The Chinese government regulates the bio-pharmaceutical industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the bio-pharmaceutical industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the bio-pharmaceutical industry include the following:

•	we only have contractual control over Xian Tianxing. We do not own it due to the restriction of foreign investment in Chinese businesses; and

•
uncertainties relating to the regulation of the bio-pharmaceutical business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, bio-pharmaceutical businesses in China, including our business.

In order to comply with Chinese laws limiting foreign ownership of Chinese companies, we conduct our bio-pharmaceutical business through Xian Tianxing by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected.

The Chinese government restricts foreign investment in bio-pharmaceutical businesses in China. Accordingly, we operate our business in China through Xian Tianxing, a Chinese joint stock company. Xian Tianxing holds the licenses and approvals necessary to operate our website and our online advertising business in China. We have contractual arrangements with Xian Tianxing and its stockholders that allow us to substantially control Xian Tianxing. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current Chinese regulations, we cannot assure you that the Chinese government would agree that these operating arrangements comply with Chinese licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the Chinese government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with Xian Tianxing and its stockholders may not be as effective in providing control over these entities as direct ownership.

Since Chinese law limits foreign equity ownership in bio-pharmaceutical companies in China, we operate our business through Xian Tianxing. We have no equity ownership interest in Xian Tianxing and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over Xian Tianxing as direct ownership. For example, Xian Tianxing could fail to take actions required for our business despite its contractual obligation to do so. If Xian Tianxing fails to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that either of Xian Tianxing’s stockholders will act in our best interests.

The Chairman of the Board of Directors of Xian Tianxing has potential conflicts of interest with us, which may adversely affect our business.

Weibing Lu, our Chief Executive Officer, is also the Chairman of the Board of Directors of Xian Tianxing. Conflicts of interests between his duties to our company and Xian Tianxing may arise. As Mr. Lu is a director and executive officer of our company, he has a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, Mr. Lu will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Lu could violate his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Lu, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

If Chinese law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under Chinese laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in a high-tech zone in Xian, the Company has been approved as a new technology enterprise and under Chinese Income Tax Laws, it is entitled to a preferential tax rate of 15%. If the Chinese law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 25%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Xian Tianxing is subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our indirect investments in our affiliated entity in China, Xian Tianxing. As a result of our holding company structure, we rely entirely on payments from Xian Tianxing under our contractual arrangements. The Chinese government also imposes controls on the conversion of the Chinese currency, Renminbi (RMB), into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Xian Tianxing. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Xian Tianxing. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

The full exercise of certain outstanding warrants could result in the substantial dilution of the company in terms of a particular percentage ownership in the company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of the warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

The exercise price of certain of our outstanding warrants may be less than the current market price for our common shares. In the event of exercise of these securities, a stockholder could suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. Full exercise of the warrants, some of which are held by selling stockholders in this Offering, would increase the outstanding common shares as of April 30, 2008 (post anticipated 5-for-1 reverse stock split) by approximately 8% to approximately 4 million shares.

To date, we have not paid any cash dividends and no cash dividends are expected to be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Should the trading price of our common shares fall below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. We intend to apply for listing on the American Stock Exchange, but cannot assure you that this listing or listing on any other exchange will ever occur.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; the termination of our contractual agreements with Xian Tianxing; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this registration statement. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Stockholders should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our corporate actions are substantially controlled by our principal stockholders and affiliated entities.

As of April 30, 2008, our principal stockholders and their affiliated entities own approximately 31% of our outstanding common shares, representing approximately 31% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, however we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other similar rule changes are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past company activities prior to the reverse merger may lead to future liability for the company.

Prior to our entry into the contractual arrangements with Xian Tianxing on October 28, 2005, we engaged in businesses unrelated to its current operations. Although the prior business owners provided certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which Skystar is not completely indemnified may have a material adverse effect on Skystar.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in bio-pharmaceutical and agricultural markets;

•	changes in the economic performance or market valuations of other bio-pharmaceutical companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from our recent financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 3.7 million shares of our common stock outstanding as of April 30, 2008, (post anticipated 5-for-1 reverse split), approximately ___ million shares are, or will be, freely tradable without restriction, unless held by our "affiliates", by June __, 2008. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

DETERMINATION OF OFFERING PRICE

The Primary Offering

The offering price of our units being offered in the primary offering was determined by our management after consultation with our underwriter and was based upon consideration of various factors, our history and prospects, the background of our management and current conditions in the securities markets. The price of our units in the primary offering does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our units be regarded as an indicator of any future market price of our securities.

The Resale Offering

The offering prices at which the Selling Stockholders may sell the shares of common stock that are part of the resale offering may be determined by the prevailing market price for the shares at the time the shares are sold or by the Selling Stockholders at negotiated prices.

USE OF PROCEEDS

The Primary Offering

We estimate the gross proceeds from the Primary Offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $15.0 million (approximately $_____ if the over-allotment option granted to the underwriter is exercised in full). This estimate is based on an assumed offering price of $5.75 per share, giving effect to the anticipated 5-for-1 reverse stock split to the last reported sale price of our common stock on May 2, 2008 on the OTC Bulletin Board.

We estimate that we will receive net proceeds of $_________ from the sale of 2,307,693 units being offered at an assumed public offering price of $___ per unit, after deducting $________ for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $_________, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional 346,153 units, we will receive an additional $_______ after deducting $_______ for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of	Percentage of
	Net Proceeds	Net Proceeds

Completion of new vaccine facility at manufacturing plant (1)	$2,500,000	16.7%
Build a new micro-organism products and feed additive production facility (2)	1,500,000	13.3%
Potential business acquisition (3)	5,500,000	36.7%
Marketing (4)	1,000,000	6.7%
Research & Development (5)	2,000,000	13.3%
Working capital (6)	2,500,000	16.7%
Total	$15,000,000	100%

(1)
Approximately $2.5 million will be used to complete a new 5,500 square meter vaccine workshop, constructed according to Chinese national GMP standards. Once completed, which is expected in August 2008, and GMP certified, the new workshop is anticipated to have an annual capacity to produce up to 6 billion doses of livestock and poultry vaccines.

(2)
We are also planning to construct a new production facility for micro-organism and feed additives. Under our current planning, the cost of constructing the new facility, with an annual production capacity of approximately 4,000 tons, will be approximately $1.5 million, and we are looking to complete construction by December 2008.

(3)	We may enter into acquisitions of other veterinary and livestock medicine-oriented businesses in our geographic area and other parts of China.

(4)	Increase our spending in advertising, including advertisements in trade publications and on CCTV Channel 7 (Agricultural Channel), and to strengthen our technical service force.

(5)	Research and development of veterinary medicine, vaccine, enzyme, peptide products, and collaboration with domestic and foreign research institutions.

(6)	Working capital will mainly be used for veterinary medicine production and trial production of vaccine products at our manufacturing base in Hu County.

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our commercialization and development efforts. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of the Primary Offering in short-term, interest-bearing, investment-grade securities.

The Resale Offering

We will not receive any proceeds from the Resale Offering by the Selling Stockholders. All proceeds from the sale of the shares in the Resale Offering by the Selling Stockholders will be for the account of the Selling Stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the Selling Stockholders, we are responsible for the fees, costs and expenses of the Resale Offering which are estimated to be $_____, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

Certain of the shares being offered by the Selling Stockholders in the Resale Offering are, prior to their sale under this prospectus, issuable upon exercise of certain warrants held by the Selling Stockholders. The resale offering is not being underwritten by the underwriters. We will not receive any proceeds from any sales of the resale offering shares by the selling stockholders, except in connection with any cash exercise of any of the investor warrants or the placement agent warrants. Assuming that all warrants held by the Selling Stockholders are exercised for cash, we will receive proceeds of approximately $348,100, which we intend to use for working capital and general corporate purposes.

CAPITALIZATION

The following table describes our cash, cash equivalents and capitalization as of December 31, 2007:

•	on an actual basis (giving effect to the 5-to-1 reverse stock split) ;

•
on a pro forma as adjusted basis to give effect to the sale of 2,307,693 shares of common stock in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of December 31, 2007

	Actual	Offering	As Adjusted (1)
Cash	$771,492	$771,492	$771,492
Restricted Cash	$74,969	$74,969	$74,969

LIABILITIES:
Accounts payable	$126,754	$126,754	$126,754
Accrued expenses	$502,871	$502,871	$502,871
Deposits from customers	$61,706	$61,706	$61,706
Taxes payable	$568,797	$568,797	$568,797
Other payables	$81,221	$81,221	$81,221
Amount due to related companies	$49,954	$49,954	$49,954
Amount due to shareholders and directors	$31,616	$31,616	$31,616
Total current liabilities	$1,422,919	$1,422,919	$1,422,919

Deferred government grant	$1,028,250	$1,028,250	$1,028,250
Convertible debenture, net of $398,171 discount	$84,752	$84,752	$84,752
Total other liabilities	$1,113,002	$1,113,002	$1,113,002
Total liabilities	$2,535,921	$2,535,921	$2,535,921

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series "A" shares issued and outstanding as of December 31, 2007 and 2006, respectively; Nil series "B" shares issued and outstanding as of December 31, 2007 and 2006, respectively.	$2,000	$2,000	$2,000
Common stock, $0.001 par value, 50,000,000 shares authorized as of December 31, 2007 and 2006, respectively; 3,422,240 and 2,559,110 (post 5-for-1 reverse split) shares issued and outstanding as of December 31, 2007 and 2006, respectively.	$17,111	$17,111	$17,111
Paid-in-capital	$14,741,278	$14,741,278	$14,741,278
Deferred compensation	$(62,758)	$(62,758)	$(62,758)
Statutory reserves	$1,652,720	$1,652,720	$1,652,720
Retained earnings	$122,271	$122,271	$122,271
Accumulated other comprehensive income	$1,442,602	$1,442,602	$1,442,602
Total shareholders' equity	$17,915,224	$17,915,224	$17,915,224

(1)	Reflects receipt of $________ net proceeds from sale of 2,307,693 units in the Primary Offering, net of $_________ offering costs.

SELLING STOCKHOLDERS

We are registering for the Resale Offering shares of our common stock that were issued from conversion of our convertible debentures and accrued interest at the time of conversion (the “Debenture Shares”), as well as shares that of our common stock that were issued or may be issued upon exercise of our warrants (the “Warrant Shares”). The Debenture Shares were issued to one of the Selling Stockholders at $1.00 per share pursuant to the original terms of the convertible debentures, to five of the Selling Stockholders at $0.85 per share pursuant to an amendment of the terms of the convertible debentures in December 2007, and to two of the Selling Stockholders at $0.80 per share pursuant to an amendment of the terms of the convertible debentures in April 2008. The Warrant Shares that have been issued were issued to five of the Selling Stockholders at $.090 per share pursuant to an amendment of the terms of the warrants in December 2007. The balance of the Warrant Shares may be issued upon exercise of warrants at $1.20 per share pursuant to the original terms of the warrants. The convertible debentures and warrants were issued to eight of the Selling Stockholders in a private placement offering which closed on February 28, 2007 and which were exempt from the registration requirements of the 1933 Act under Section 4(2) to persons represented to be "accredited investors" as defined in Regulation D of the 1933 Act. The remaining two Selling Stockholders acquired our convertible debentures from their original holders in a private transaction which closed on April 21, 2008. Pursuant to the terms of the Purchase agreement, related agreements and amendments under which the convertible debentures and warrants were issued, we agreed to file this registration statement in order to permit the Selling Stockholders to sell the shares issued from the conversion of the convertible debentures and exercise of the warrants, as well as the shares underlying the outstanding warrants.

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, all Selling Stockholders will enter into customary lock-up arrangements in which they have agreed not to sell their common stock for 6 months after the primary offering is completed.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second and third columns list the number of shares and percentage ownership of common stock beneficially owned, and being offered pursuant to this prospectus, by each Selling Security Holder as of April 30, 2008, assuming exercise of all of the warrants held by the Selling Stockholders on that date. The fourth and fifth column list the number of shares and percentage ownership of the outstanding shares, respectively, that will be beneficially owned by the Selling Stockholders assuming all of the shares offered pursuant to this prospectus are sold.

Based on information obtained from the Selling Stockholders, none of the Selling Stockholders have an existing short position in Skystar’s common stock.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities currently owned or for which the selling stockholders has the right to acquire within 60 days.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

NAME OF SELLING STOCKHOLDER	NUMBER OF SHARES OWNED BEFORE OFFERING AND OFFERED FOR SALE (1) (2)		PERCENTAGE OF OUTSTANDING SHARES HELD BEFORE OFFERING (2) (3)	NUMBER OF SHARES OWNED AFTER OFFERING (2)	PERCENTAGE OF OUTSTANDING SHARES HELD AFTER OFFERING (2) (3)
Cornelius B. Prior, Jr.	100,000	(4)	2.7%	0	0%
Chestnut Ridge Partners, LP (Kenneth Pasternak (5))	90,520	(6)	2.4%	0	0%
Anthony Heller	25,879	(7)	*	0	0%
MidSouth Investor Fund LP (Lyman Heidtke (5)(8))	129,991	(7)	3.5%	0	0%
Paragon Capital LP (Alan P. Donenfeld (5)(9))	45,000	(4)	*	0	0%
Premier RENN US Emerging Growth Fund Limited (Russell Cleveland (5)(10))	210,209	(7) (11)	5.6%	0	0%
US Special Opportunities Trust PLC (Russell Cleveland (5)(10))	258,781	(7)	6.9%	0	0%
Renaissance US Growth Investment Trust PLC (Russell Cleveland (5)(10))	428,103	(7) (11)	11.5%	0	0%
__________
* Less than two percent

(1)	Giving effect to a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)	Based on 3,727,821 shares issued and outstanding as of April 30, 2008. (post anticipated 5-for-1 reverse stock split)

(4)	Represents shares of common stock underlying the full exercise of the warrants to purchase common stock at $6.00 per share.

(5)	Individual(s) who is (are) the natural person(s) who has (have) voting power and the power to sell, transfer or otherwise dispose of the common stock upon conversion and/or exercise.

(6)
Represents shares of common stock issued from the conversion of the convertible debentures at $5.00 per share, and shares of common stock underlying the full exercise of the warrants to purchase common stock at $6.00 per share.

(7)	Includes shares of common stock issued from the conversion of the convertible debentures at $4.25 per share, and from the cashless exercise of the warrants at $4.50 per share.

(8)	An affiliate of Heidtke & Company, Inc., a broker-dealer. Heidtke & Company is not affiliated with either of the underwriters of the Primary Offering.

(9)	An affiliate of Bristol Investment Group, Inc., a broker-dealer. Bristol Investment Group is not affiliated with either of the underwriters of the Primary Offering.

(10)	Under common control and are deemed affiliates of one another.

(11)	Includes shares of common stock issued from the conversion of the convertible debentures at $4.00 per share.

PLAN OF DISTRIBUTION OF THE RESALE OFFERING

We are registering shares of our common stock for resale by the Selling Stockholders and their pledges, assignees and successors-in-interest identified in the section below entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the Selling Stockholders. The common stock may be sold from time to time to purchasers:

•	through the OTC Bulletin Board at prevailing market prices; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the common stock.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the Selling Stockholders nor Skystar can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the Selling Stockholders or the purchasers of the common stock except as described herein, we know of no existing arrangements between the Selling Stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The Selling Stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our Selling Stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our Selling Stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the Selling Stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders. We have agreed to indemnify some of the Selling Stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective at least for a period ending with the later to occur of (i) the date that all of the shares covered by this prospectus have been sold; (ii) the date that all shares covered by this prospectus may be sold without restrictions pursuant to Rule 144, provided that a legal opinion with respect to the availability of Rule 144 for the resale of such shares received upon conversion of the convertible debentures or exercise of the warrants has been rendered by a law firm acceptable to both Skystar and the holder of such shares as evidence that Rule 144 is available for such securities; or (iii) the date that is 1 year after none of the Series C warrants are outstanding and remain unexercised, provided, however, that if at the end of such one year period, any holder of shares covered by this prospectus is not able to immediately, freely resell all of the shares covered by this prospectus that it owns, then Skystar shall continue to keep this prospectus effective until terminated pursuant to clause (i) or (ii) .

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

MANAGEMENT

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment

Weibing Lu	45	Chief Executive Officer and Chairman of the Board of Directors	February 2006

Bennet P. Tchaikovsky	38	Chief Financial Officer	May 2008

Wei Wen	42	Secretary and Director	February 2006

Erna Gao	51	Director	February 2006

Xinya Zhang	59	Director	February 2006

R. Scott Cramer	44	Director	October 2001

Biographies

Weibing Lu, Chief Executive Officer and Director

Mr. Weibing Lu, Chief Executive Officer, received his Bachelor’s degree in science from Wuhan University of Mapping Science and Technology (now known as Wuhan University) in 1985. In 1986, he was a teacher of College of Xian Geology. Mr. Lu received his Master’s degree in Business Administration in 1999 from Xian University. Mr. Lu has vast experience in the biotechnology field and in enterprise management. In 1992, he founded the Xian Xingji Electronic Engineering Company and served as its Chairman and President until 1997. In 2002, he was awarded as the title of “Outstanding Enterpriser of Xian Feed Industry” and appointed as a director of Xian Institute of Feed Industry. In July 1997, he founded Xian Tianxing Science and Technology Development Co., Ltd. In December 2003, Xian Tianxing Science and Technology Development Co., Ltd. was reorganized and became Xian Tianxing Bio-pharmaceutical Co., Ltd. Since December 2003, Mr. Lu has served as Chairman of the Board and President of Xian Tianxing Bio-Pharmaceutical Co., Ltd.

Bennet P. Tchaikovsky, Chief Financial Officer

Mr. Bennet P. Tchaikovsky, Chief Financial Officer, joined our company in May 2008. He is also currently serving on the board of directors of Ever-Glory International Group, Inc., an OTCBB-listed company in the apparel industry, as chairman of the audit committee and member of the compensation committee. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc., a NASDAQ listed company that researches, develops and markets technology-based card enhancements for financial institutions and enterprises that are designed to increase security for their customers. Since leaving that position, Mr. Tchaikovsky continues to act as a consultant to Innovative Card Technologies. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Tchaikovsky served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava, Inc., a communications application services provider of digital publishing services and related software technology. From January 2000 to November 2000, Mr. Tchaikovsky served as the Chief Financial Officer of Harvest Solutions, Inc., a service provider of Internet tracking and reporting software solutions for companies. From February 1999 to October 1999, Mr. Tchaikovsky served as Controller for Rainmaker Digital Pictures, a subsidiary of Rainmaker Entertainment Group, a post production and visual effects company that is publicly traded in Canada . From February 1998 through February 1999, Mr. Tchaikovsky served as Assistant Controller for Digital Domain, Inc., a provider of visual effects for commercial and film production. During 1996 and 1997, Mr. Tchaikovsky worked as an independent forensic accountant and financial consultant. Mr. Tchaikovsky previously worked as a senior associate at Coopers & Lybrand, LLP and internal auditor for California Federal Bank, Inc. He is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Wei Wen, Secretary and Director

Mr. Wei Wen, Director, graduated from Xian University of Science and Industry in 1986. From 1990 to 1994, Mr. Wen was the manager of Sales Department of Xian Zhongtian Science and Technology Development Co., Ltd. Then, from 1994 to 1997, Mr. Wen served as Vice General Manager and Manager of Sales Department of Xian Xingji Electronic Engineering Company. In 1997, Mr. Wen was appointed as the Vice General Manager of Xian Tianxing Science and Technology Development Co., Ltd. which he served until December 2003. After the reorganization of the company in December 2003, Mr. Wen was appointed and continues to serve as Vice General Manager and the Secretary of the Board of Directors of Xian Tianxing Bio-Pharmaceutical Co., Inc.

Erna Gao, Director

Ms. Erna Gao, Director, graduated from Xi’an TB University in Accountancy in 1986. From 1982 to 2001, she was an accountant, senior accountant and accountant manager at the Kunlun Electrical Engineering Company. From April 2001 to March 2004, she was chief accountant at Dongda Petroleum Company. Since March 2004, she has been the Chief Financial Officer of Xian Tianxing Bio-Pharmaceutical Co., Ltd. Ms. Gao was also our Chief Financial Officer from February 2006 until her resignation in May 2008.

Xinya Zhang, Director

Mr. Xinya Zhang, Director, graduated from Northwest Agricultural University in Shanxi, China. From 1990 to 1997, he was the Factory Director and General Engineer of Xian Hua’an Livestock Group Company Feed Factory. In July 1997, he joined Xian Tianxing Science and Technology Development Co., Ltd. and was appointed as our Vice General Manager. Since our reorganization in December 2003, Mr. Zhang has served as Vice General Manager of Xian Tianxing Bio-Pharmaceutical Co., Inc.

R. Scott Cramer, Director

Mr. R. Scott Cramer, Director, was previously the Chairman, Chief Executive Officer and Chief Financial Officer of The Cyber Group. He is currently a member of our Board of Directors. Mr. Cramer is the founder and President of Cramer & Associates, a firm specializing in retirement management, estate planning and investments. He is a Registered Investment Advisor, Securities Selling Representative and a General Securities Representative (Registered Representative). Mr. Cramer is a graduate of Seminole Community College with a Associate in Arts degree. He received certification as a Chartered Retirement Planning Counselor from the College of Financial Planning in 2001, as a Certified Estate Planning Professional from the Abts Institute for Estate Preservation in 2001, and as a Certified Senior Advisor from the Society of Senior Advisors in 2002.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged by Skystar to become directors or executive officers. There are no family relationships among the officers and directors of Skystar and its various direct and indirect subsidiaries.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Audit Committee and Audit Committee Financial Expert

We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors. We do not currently have an audit committee, however, for certain purposes of the rules and regulations of the SEC, the Company’s board of directors is deemed to be its audit committee. The board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. In addition, two directors qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. Accordingly, the board of directors believes that each of its members has sufficient knowledge and the experience necessary to fulfill the duties and obligations that an audit committee would have. Our board of directors intends, however, to appoint an audit committee in the near future.

Other Committees

We currently do not have a compensation committee or a nominating committee but intend to do in the future prior to listing our shares on the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2007 and 2006 by the Chief Executive Officer and each of our other three highest paid executives, whose total compensation exceeded $100,000 (if any) during the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ( $)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ( $)	Total ($)
Weibing Lu, current CEO	2007 2006	8,400 7,091	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	8,400 7,091

(1)
All compensation is paid in Chinese RMB. For reporting purposes, the amounts in the table above have been converted to U.S. dollars at the conversion rate of 7.6 RMB to one U.S. dollar. The officers listed in this table received no other form of compensation in the years shown, other than the salary set forth in this table.

Outstanding Equity Awards at Fiscal Year-End

There are no unexercised options, unvested stock awards or equity incentive plan awards for any of the above-named executive officers outstanding as of December 31, 2007.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employment Agreement with Weibing Lu

On May 5, 2008, we entered into an Employment Agreement with Mr. Weibing Lu. Under the terms of the Employment Agreement, we agreed to the continued employment of Mr. Lu as our chief executive officer for a term of 5 years. Mr. Lu is to receive an initial annual salary of $100,000, with an annual 5% increase of the prior year’s salary thereafter during the term. Additionally, at the discretion of our board of directors’ compensation committee, Mr. Lu may be eligible for an annual bonus which amount, if any, and payment will be determined by the compensation committee. Mr. Lu is entitled to medical, disability and life insurance, as well as 4 weeks of vacation annually and reimbursement of all reasonable or authorized business expenses.

During its term, the Employment Agreement terminates upon Mr. Lu’s death. If Mr. Lu is unable to perform his obligations under the Employment Agreement for over 180 consecutive days during any consecutive 12 months period, we may terminate the Employment Agreement by written notice to Mr. Lu delivered prior to the date that he resumes his duties. Upon receipt of such written notice, Mr. Lu may request a medical examination under which if he is certified to be incapable of performing his obligations for over 2 additional months, the Employment Agreement is terminated. We may also terminate the Employment Agreement for cause, upon notice if at any time Mr. Lu: (a) refuses in bad faith to carry out specific written directions of our board of directors; (b) intentionally takes fraudulent or dishonest action in his relations with us; (c) is convicted of a crime involving an act of significant moral turpitude; or (d) knowingly commits an act or omits to act in violation of our written policies, the Employment Agreement or any agreements that we may have with third parties and that is materially damaging to our business or reputation. However, termination for the cause described in (a), (b) or (d) is predicated first on Mr. Lu receiving a 5-day written notice and a reasonable opportunity to present his positions, then a subsequent written notice of the termination, with the termination to take effect 20 business days thereafter if Mr. Lu does not dispute the cause for the termination or fails to take corrective actions in good faith. Thereafter, if Mr. Lu takes corrective actions, he may be terminated for the same misconduct upon a 5-day written notice.

On the other hand, Mr. Lu may terminate the Employment Agreement upon written notice if: (w) there is a material adverse change in the nature of his title, duties or obligations; (x) we materially breach the Employment Agreement; (y) we fail to make any payment to Mr. Lu (excepting any payment which is not material and which we are contesting in good faith); or (z) there is a change of control of the Company. However, termination for cause described in (w), (x) or (y) is predicated on our receiving a written notice from Mr. Lu specifying the cause, with the termination to take effect if we fail to take corrective action within 20 business days thereafter.

The Employment Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during his employment and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Lu may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Lu to refer any business opportunities to Skystar during his employment and for a period of 1 year after termination. However, Mr. Lu shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Employment Agreement to indemnify Mr. Lu for any claims made against him in his capacity as our chief executive officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during his employment as our officer, director or consultant.

Loanout Agreement for the services of Bennet P. Tchaikovsky

On May 5, 2008, we entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation, pursuant to which we have retained the services of Bennet P. Tchaikovsky to serve as our chief financial officer for a term of one year. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States on a part-time basis (90 hours per month), and we agreed to pay an annual fee of $75,000 for Mr. Tchaikovsky’s services. Additionally, Mr. Tchaikovsky will have the right to receive 52,173 shares of our restricted common stock, to vest in four equal installments of 17,391 shares each every 3 calendar months, with the first installment to vest on August 5, 2008.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. If Mr. Tchaikovsky is unable to perform his obligations under the Loanout Agreement for over 45 consecutive days during the term of the Loanout Agreement, we may terminate the Loanout Agreement by 10-day written notice to Mr. Tchaikovsky thereafter. We may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to us or our business. Lastly, we may terminate the Loanout Agreement without cause upon a 30-day written notice to Mr. Tchaikovsky.

On the other hand, Mr. Tchaikovsky may terminate the Employment Agreement upon 90-day written notice to Skystar.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during the term of the Loanout Agreement and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Tchaikovsky to refer any business opportunities to Skystar during the term of the Loanout Agreement and for a period of 1 year after termination. However, Mr. Tchaikovsky shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Loanout Agreement to indemnify Mr. Tchaikovsky for any claims made against him in his capacity as our chief executive officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during the term of the Loanout Agreement.

Compensation of Directors

During our most recent completed fiscal year, our directors were compensated as follows:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Weibing Lu (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Erna Gao (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wei Wen (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Xinya Zhang (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
R. Scott Cramer (2)	2007	-0-	-0-	-0-	-0-	-0-	64,000	64,000

(1)
In connection with the share exchange transaction (described in the Description of Business above under the heading "Corporate Organization and History"), these persons became our directors on November 7, 2005. After the change in control that occurred as a result of the share exchange transaction, we do not have any compensation arrangements with our directors.

(2)
Mr. Cramer was an officer of the Company prior to the share exchange transaction and has stayed on as a director thereafter. The compensation received by Mr. Cramer during fiscal 2007 was for services unrelated to his duties as a director. The compensation was paid in the form of 40,000 shares of the Company’s restricted common stock, issued on August 1, 2007 and which were not issued pursuant to any equity incentive plans in effect. The fair market value of our common stock on August 1, 2007 was $1.60 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding Skystar’s common stock beneficially owned on April 30, 2008, for (i) each stockholder known to be the beneficial owner of 5% or more of Skystar’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of April 30, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Percentages are determined based on 3,727,821 common shares issued and outstanding as of April 30, 2008, giving effect to the anticipated 5-for-1 reverse stock split. To the best of our knowledge, subject to community and martial property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owners (1)	Amount of Beneficial Ownership (2)	Percent of Class (2)

Common Stock	Upform Group Limited (3)	939,125	25.19%
Common Stock	Weibing Lu, Director and Chief Executive Officer (3)	939,125	25.19%
Common Stock	Xinya Zhang, Director (3)	939,125	25.19%
Common Stock	Wei Wen, Director (4)	41,543	1.11%
Common Stock	Erna Gao, Director	-0-	0%
Common Stock	Bennet P. Tchaikovsky, Chief Financial Officer (5)	-0-	0%
Common Stock	R. Scott Cramer, Director (6)	156,447	4.20%
Common Stock	Renaissance US Growth Investment Trust PLC (7) (10)	428,103	11.48%
Common Stock	US Special Opportunities Trust PLC (8) (10)	258,781	6.94%
Common Stock	Premier RENN US Emerging Growth Fund Ltd. (9) (10)	210,209	5.64%
Common Stock	All officers and directors as a group (6 total)	1,137,115	30.50%

(1)	Unless otherwise noted, the address for each of the named beneficial owners is: Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xian Province, China.

(2)
Unless otherwise noted, the number and percentage of outstanding shares of common stock of Skystar is based upon 3,727,821 shares outstanding as of April 30, 2008, giving effect to a 5-for-1 reverse stock split to be effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(3)
Upform Group Limited’s (“Upform Group”) address is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Weibing Lu and Xinya Zhang are directors of the Upform Group. Mr. Lu is the majority stockholder and the Chairman of the Board of Directors of Upform Group, and thus Mr. Lu indirectly owns the shares held by Upform Group, through his majority ownership of Upform Group. Thus, the number of shares reported herein as beneficially owned by Mr. Lu therefore includes the shares held by Upform Group. Similarly, because Xinya Zhang is a director of Upform Group, he might be deemed to have or share investment control over Upform Group’s portfolio. Thus, the number of shares reported herein as beneficially owned by Ms. Zhang also include the shares held by Upform Group.

(4)
The number of shares reported herein as beneficially owned by Mr. Wen includes the shares held Clever Mind International Limited, which address is: Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Mr. Wen is Chairman of the Board of Directors of Clever Mind and owns approximately 2.3% of the issued and outstanding shares of Clever Mind. Because Mr. Wen is a director of Clever Mind, he might be deemed to have or share investment control over Clever Mind’s portfolio.

(5)	Bennet P. Tchaikovsky’s address is: 6571 Morningside Drive, Huntington Beach, CA 92648.

(6)	R. Scott Cramer’s address is: 1012 Lewis Dr., Winter Park, FL 32789. Includes 771,411 shares held by the Cramer Family Trust of which Mr. Cramer is the sole trustee and sole primary beneficiary.

(7)
US Special Opportunities Trust PLC’s (“USSO”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.

(8)
Renaissance US Growth Investment Trust PLC’s (“USGI”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.

(9)
Premier RENN US Emerging Growth Fund Ltd.’s (“RENN”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.

(10)	Because USSO, USGI and RENN share common control, they are deemed affiliates of each other.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION AND HISTORY

We were originally incorporated in Nevada under the name Hollywood Entertainment Network, Inc. on September 24, 1998 with a principal business objective to operate as an independent film company in the business of motion picture production and distribution. On May 23, 2000, we underwent a reverse merger and abandoned this enterprise to become a developer of computer security software and hardware and changed our name to The Cyber Group Network Corporation to reflect this change in business.

In September 2005, we executed agreements for a second reverse merger. On September 20, 2005, we executed a Share Exchange Agreement (“Exchange Agreement”) by and among R. Scott Cramer, Steve Lowe, David Wassung (all hereinafter collectively referred to as the “CGPN Stockholders”) and us on the one hand, and Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd., a Cayman Island Company (“Skystar Cayman”), and the stockholders of 100% of Skystar Cayman’s common stock (the “Skystar Cayman Stockholders”), on the other hand. (This transaction is referred to hereinafter as the “Share Exchange Transaction”) Under the Exchange Agreement, on the Closing Date, we issued shares of our Series B preferred stock (the “CGPN Shares”) to the Skystar Cayman Stockholders in exchange for 100% of the common stock of Skystar. The CGPN Shares issued were convertible, in the aggregate, into a number of shares of our common stock that would equal 89.5% of the outstanding shares of our common stock, if the shares were to be converted on the Closing Date. In addition, on the Closing Date, Skystar Cayman was to pay us an amount equal to $120,000, which was used to pay our liabilities.

The closing of the Share Exchange Transaction (the “Closing”) occurred on November 7, 2005 (the “Closing Date”). From and after the Closing Date, our primary operations consist of the operations of Skystar Cayman. The Share Exchange Transaction was accounted for as a reverse merger (recapitalization) with Skystar Cayman deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Skystar Cayman as adjusted to give effect to any difference in the par value of ours and Skystar Cayman’s stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Skystar Cayman, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Exchange Transaction, we became a Chinese bio-pharmaceutical company that develops, manufactures and markets a wide range of bio-pharmaceutical and veterinary products.

Skystar Cayman was incorporated under the laws of the Cayman Islands on January 24, 2005. Since incorporation, Skystar has not conducted any substantive operations of its own and conducts its primary business operations through its variable interest entity (“VIE”), Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”). Xian Tianxing holds the licenses and approvals necessary to operate our bio-pharmaceutical business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Contractual Arrangements with Xian Tianxing and its Stockholders.”

Xian Tianxing was incorporated on July 3, 1997 in China as a limited liability company without shares. On December 31, 2003, the Company restructured from a limited liability company without shares to a joint stock company limited by shares.

The paid-in capital of Xian Tianxing was funded by the majority stockholders of Skystar. Chinese law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, on October 28, 2005, Skystar entered into certain exclusive agreements with Xian Tianxing and its stockholders. Xian Tianxing holds the licenses and approvals necessary to operate the bio-pharmaceutical business in China. Pursuant to these agreements, Skystar provides exclusive technology consulting and other general business operation services to Xian Tianxing in return for a consulting services fee which is equal to Xian Tianxing’s revenue. In addition, Xian Tianxing’s stockholders have pledged their equity interests in Xian Tianxing to Skystar, irrevocably granted Skystar an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar. Through these contractual arrangements, Skystar has the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

As a result of these contractual arrangements, which obligates Skystar to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Skystar to receive a majority of its expected residual returns, the Company believes Xian Tianxing is a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Xian Tianxing do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Xian Tianxing. Accordingly, the Company consolidates Xian Tianxing’s results, assets and liabilities in the accompanying financial statements.

On December 19, 2005, the Board and the majority holders of our capital stock jointly approved amendments to our Articles of Incorporation by written consent, including: (1) a change of our corporate name (“Name Change”) to our current name, “Skystar Bio-Pharmaceutical Company,” (2) a 397-for-1 reverse stock split (the “Reverse Split”); and a (3) decrease in the authorized common stock of the Company from 500,000,000 to 50,000,000 shares (the “Authorized Share Amendment”). The Certificate of Amendment and Certificate of Change to our Articles of Incorporation to effect the Name Change, Reverse Split and the Authorized Share Amendment was filed with Nevada’s Secretary of State on February 15, 2006.

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, Shanghai, with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. We established Shanghai Siqiang as a research and development center for Xian Tianxing to engage in research, development, production and sales of feed additives and veterinary disease diagnosis equipments.

CONTRACTUAL ARRANGEMENTS WITH XIAN TIANXING AND ITS STOCKHOLDERS

Our relationships with Xian Tianxing and its stockholders are governed by a series of contractual arrangements. Under Chinese laws, each of Skystar Cayman and Xian Tianxing is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Skystar Cayman and Xian Tianxing, Xian Tianxing does not transfer any other funds generated from its operations to Skystar Cayman. Skystar Cayman entered into these relationships in October 2005. In January 2008, Skystar Cayman assigned our rights under these contracts to our indirect wholly-owned subsidiary, Sida Biotechnology (Xian) Co., Ltd., a company organized under the laws of China and a wholly foreign owned enterprise (“Sida”).

On October 28, 2005, we entered into the following contractual arrangements:

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between Skystar Cayman and Xian Tianxing, Skystar Cayman has the exclusive right to provide to Xian Tianxing general bio-pharmaceutical business operations services as well as consulting services related to the technological research, development, design and manufacturing of bio-pharmaceutical products (the “Services”). Skystar Cayman also sends employees to Xian Tianxing for whom Xian Tianxing bears the costs and expenses. Under this agreement, Skystar Cayman owns the intellectual property rights developed or discovered through research and development providing the Services for Xian Tianxing. Xian Tianxing pays a quarterly consulting service fees in Renminbi (“RMB”) to Skystar Cayman that is equal to all of Xian Tianxing’s revenue for such quarter.

Operating Agreement. Pursuant to the operating agreement among Skystar Cayman, Xian Tianxing and the stockholders of Xian Tianxing who collectively hold the majority of the outstanding shares of Xian Tianxing (collectively “Xian’s Majority Stockholders”), Skystar Cayman provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues. The stockholders of Xian Tianxing must designate the candidates recommended by Skystar Cayman as their representatives on Xian Tianxing’s board of directors. Skystar Cayman has the right to appoint senior executives of Xian Tianxing. In addition, Skystar Cayman agrees to guarantee Xian Tianxing’s performance under any agreements or arrangements relating to Xian Tianxing’s business arrangements with any third party. Xian Tianxing, in return, agrees to pledge its accounts receivable and all of its assets to Skystar Cayman. Moreover, Xian Tianxing agrees that without the prior consent of Skystar Cayman, Xian Tianxing will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Xian Tianxing, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from October 28, 2005 and may be extended only upon Skystar Cayman’s written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement . Under the equity pledge agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing pledged all of their equity interests in Xian Tianxing to Skystar Cayman to guarantee Xian Tianxing’s performance of its obligations under the technology consulting agreement. If Xian Tianxing or Xian’s Majority Stockholders breaches its respective contractual obligations, Skystar Cayman, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests, the right to vote and control the pledged assests. The Xian Majority Stockholders also agreed that upon occurrence of any event of default, Skystar Cayman shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Xian Stockholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Skystar Cayman may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The stockholders of Xian Tianxing agreed not to dispose of the pledged equity interests or take any actions that would prejudice Skystar Cayman’s interest. The equity pledge agreement will expire two (2) years after Xian Tianxing obligations under the exclusive consulting services agreement have been fulfilled.

Option Agreement .   Under the option agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing irrevocably granted Skystar Cayman or its designated person an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law. Skystar Cayman or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement . Pursuant to the proxy agreement among Skystar Cayman, Xian’s Majority Stockholders, and Xian Tianxing, Xian’s Majority Stockholders agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. The parties entered into a proxy agreement where Xian’s Majority Stockholders have agreed to irrevocably grant a person to be designated by Skystar Cayman with the right to exercise Xian’s Majority Stockholders’ voting rights and their other rights including the attendance at and the voting of Xian’s Majority Stockholders’ shares at the stockholder’s meetings (or by written consent in lieu of meetings) in accordance with applicable laws and its Article of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of the Company, and appoint and vote for the directors and Chairman as the authorized representative of the stockholders of Company. The term of this Proxy Agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

Recent Developments with Respect to the Contractual Arrangements with Xian Tianxing and its Shareholders

On March 10, 2008, we were made a party to a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. We were made a party to the Transfer Agreements for the sole purpose of acknowledging the Transfer Agreements. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

Under our corporate structure with the contractual arrangements, the ability to transfer funds to and from Xian Tianxing expeditiously through a foreign currency bank account is necessary for our business operations. Under current applicable Chinese law, only a company that is classified as either a wholly foreign owned enterprise (WFOE) or a Sino-foreign joint venture may maintain a foreign currency bank account. Because Sida is wholly owned by Fortunate Time, a Hong Kong company, Sida is deemed a WFOE and may therefore maintain a foreign currency account. The Transfer Agreements amend the contractual arrangements so that funds are required to be transferred to and from Xian Tianxing through Sida’s foreign currency account and, through Sida, allow the Company to continue to control Xian Tianxing and its business operations.

The Transfer Agreements have transferred all of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida. Thus, pursuant to the Amendment to Consulting Services Agreement, Sida now provides exclusive technology and general business consulting services to Xian Tianxing in exchange of a consulting fee equivalent to all of Xian Tianxing’s revenue; pursuant to the Amendment to Equity Pledge Agreement, Xian Tianxing’s majority shareholders now pledge their equity interests in Xian Tianxing to Sida; pursuant to the Agreement to Transfer of Operating Agreement, Sida now provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues; pursuant to the Designation Agreement, Xian Tianxing’s majority shareholders have entrusted all the rights to exercise their voting power to appointee(s) of Sida; and pursuant to the Agreement to Transfer of Option Agreement, Xian Tianxing’s majority shareholders have irrevocably granted Sida an exclusive option to purchase, to the extent permitted under Chinese law, all or part of their equity interests in Xian Tianxing.

The Transfer Agreements and the transfer of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida comply with applicable Chinese law and do not in any way affect our business operations. Additionally, we believe that Xian Tianxing’s status as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, is unaffected by the Transfer Agreements. Under the contractual arrangements, we viewed Xian Tianxing as a VIE of Skystar Cayman because the contractual arrangements obligated Skystar Cayman to absorb a majority of the risk of loss from Xian Tianxing’s activities and enabled Skystar Cayman to receive a majority of its expected residual returns. The Transfer Agreements merely substitute Skystar Cayman with Sida, an indirect wholly owned subsidiary of Skystar Cayman, such that the equity investors of Xian Tianxing continue to not have the characteristics of a controlling financial interest (just as under the contractual arrangements) and we continue to be the primary beneficiary of Xian Tianxing. Accordingly, we continue to consolidate Xian Tianxing’s results, assets and liabilities in the financial statements accompanying this Annual Report.

XIAN TIANXING BIO-PHARMACEUTICAL CO., LTD.

As discussed above, our operations are conducted through Xian Tianxing Bio-Pharmaceutical Co., Ltd. (hereafter “Xian Tianxing”) (formerly Xian Tianxing Science and Technology Development Co., Ltd.), a joint stock company incorporated in Xi'an, China in July 1997. After nine (9) years of development, we have become a high-tech enterprise with registered capital of RMB 42,000,000 (US $5,758,200), and are engaged in research, development, production, marketing and sales of bio-pharmaceutical and veterinary products. Our business divisions include a bio-pharmaceutical products division, a veterinary drugs division, a fodder or feed additive division, and a micro-organism preparation division.

INDUSTRY AND MARKET OVERVIEW

Management believes there is significant demand for veterinary medicines and vaccines in China. Statistics from the Ministry of Agriculture show that China vaccinated six billion poultry and 850 million livestock in the first half of 2006. According to our estimates, the current addressable market in China for veterinary, livestock and poultry vaccines is over 70 billion doses; however the market supply is only 32 billion doses.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. The current addressable market in China for such micro-organisms is 3 million tons, while the current supply output is only 200,000 tons.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Currently, we have four product lines:

1.	Our bio-pharmaceutical veterinary vaccine line currently includes over 10 products;

2.	Our veterinary medicine line for poultry and livestock currently includes over 70 products;

3.	Our feed additives line currently includes over 10 products; and

4.	Our microorganism products line currently includes over 10 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. Avian coccidiosis is a common parasitic disease and is the number one cause of death among chickens and poultry. The U.S. Department of Agriculture estimates that avian coccidiosis costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Our DLV chicken vaccine has won a number of accreditation and awards from the Chinese central authorities. The vaccine is licensed as a “National Second Level New Veterinary Drug” which entitles our product to Chinese regulatory protection and gives us five years of exclusive production rights. It is safe, effective and easy to administer, and has proved to save costs by 60% as compared to using chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium. Additionally, with our ongoing research projects, management expects that we will continue to introduce new products to the market. With ongoing research and development, management expects that we will continue to introduce new products to the market.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES AND OUR CUSTOMERS

We have a distribution network covering 29 provinces in China. Currently, we have approximately 600 distribution agents throughout China. We intend to establish more representative offices and engage additional distribution agents in order to strengthen its distribution network.

We recognize the importance of branding as well as packaging. All of our products bear a uniform brand but we also brand and package our products with specialized designs to differentiate the different categories of our products.

We conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

1.	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;

2.	participating in national meetings, seminars, symposiums, exhibitions for bio-pharmaceutical and other related industries;

3.	organizing cooperative promotional activities with distributors; and

4.	sending direct mail to major farms.

As of April 1, 2008, we have over 800 customers in 29 provinces in China, including 600 distributors and 200 direct customers.

COMPETITION

We have three major competitors in China: Jielin Bio-Tech Production Co., Ltd., Qilu Animal Health Production Co., Ltd., and Zhongmu Industrial Joint Stock Co., Ltd. These companies have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of our location in Northwest China, our unique products and our lower prices. Other than these three competitors, most of our other competitors produce only one or two products. We on the other hand, have four product lines, including complete series of feed additives and veterinary medicine products designed to treat the animal from the time of birth to the time the animal is ready for the market.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND THE PRINCIPAL SUPPLIERS

Xi’an Yanghua Chemical Co., Ltd., Xi’an Nanchen Trading Co., Ltd. and Xi’an Fandike Chemical Technology Co., Ltd. collectively supplied over fifty-seven percent (57%) of the raw materials we used to manufacture our products. We design, create prototypes and manufacture our products at our manufacturing facilities located at Xi’an city, Shang’xi province, China. Our principal raw materials include dexamethasone sodium phosphate (a glucocorticoid with anti-inflammatory property), stachyose (a tetrasaccharide found naturally in many vegetables) and thiamphenicol (an antibiotic). We also use Chinese herbs such as Huoxiang, Huanglian, and Zhang Red Flowers as raw materials, which are supplied to us by Shanghai Yino Technology Development Co., Ltd., Wan Shou Bei Lu Zhong Kui Cao Yao Xing, Shaanxi Jin Wei Gong Mao Co., Ltd, Hebei Wei Yuan Dong Wu Yao Co., Ltd and Shaanxi Yongfeng Su Ye Ke Ji Co., Ltd. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

As a result of our research and development efforts in 2007 in cooperation with research institutes including Shaanxi Microbial Research Institute, Jiangsu Microbial Research Institute, China Northwestern University and China Northwest A&F University, we now also internally produce microbial strains, which are key components of our micro-organism products. Our ability to produce microbial strains has translated into a significant cost reduction for these raw materials.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. Currently, we have one patent issued in China, valid for 10 years, and we intend to apply for more patents to protect our core technologies. We also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. “Jiateng Jun” and “Star Pigeon” are our registered trademarks in China.

Bio-pharmaceutical companies are at times involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us.

GOVERNMENT APPROVAL AND REGULATION OF OUR PRINCIPAL PRODUCTS OR SERVICES

Government approval is required for the production of bio-pharmaceutical products. The Chinese Ministry of Agriculture has granted the Company three government permits to produce the following products: Forage Additive Products, Additive and Mixed Forage Products and Veterinary Medicine Products. For the production of the veterinary medicine, there is a national standard known as the GMP standard. A company must establish its facility according to GMP standards, including both the facility and the production process. After establishing such facility, the Company files an application to operate the facility with the Ministry of Agriculture of China government, which then sends a team of specialists to conduct an on-site inspection of the facility. A company cannot start production at the facility until it receives approval from the Ministry of Agriculture to begin operations. The Company currently has obtained the requisite approval and licenses from the Ministry of Agriculture in order to operate our production facilities.

RESEARCH AND DEVELOPMENT

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field. With Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, we have jointly established the Skystar Research and Development Center in Shanghai. We have also established a research and development center, located on our premises, with Shaanxi Microbial Institute, the only microbial research institute in northwest China. Major projects currently being undertaken at these centers focus on the following:

1.
Development of new bio-pharmaceutical products for animal immunization by employing new technologies in micro-organism and bacterium . We expect to be placing greater resources into the research and development of toxoid, mixed vaccines of toxoid and thalli, genetic vaccines and complex titanium vaccines, which we believe will gradually replace traditional chemical drugs and which will greatly impact the animal vaccination industry.

2.
Development of protein technology and enzyme mechanism . Introducing the technology in polypeptides, we are cooperating with relevant research institutes to develop new products to cure piglet diarrhea. The products are expected to stimulate the release of growth hormones in piglets, improve their ability to produce antibody and excrete stomach acidity, enhance the activity of albumen enzyme and adjust the activity of T.B. cells, thereby improving their all-around disease-resistance ability. We expect these new products will greatly reduce the use of traditional chemical drugs and lead to more environmentally-friendly livestock raising. These products are now in the interim stage of development. We are also developing complex enzyme preparations as new feed additives and aim to use anti-inflammatory enzyme, polyase, and cellulose to form the best combination to effectively dissolve and cause the additive to be absorbed in the feed. Our goal is to drastically improve the absorption rate of the feed, thereby reducing the ratio of usage of feed versus meat, while concurrently reducing the incidence of disease in livestock and poultry.

3.
Development of non-pathogenic micro-organisms. We are also developing non-pathogenic micro-organisms and, based upon current products of microbe preparations, lactobacillus, bacillus, bifid bacterium baceroid, and combined with the most appropriate oligosaccharide preparations to produce living bacterium which will be applied to cure gastrointestinal tract diseases resulting from the maladjustment of flora. If successful, micro-organism preparations can be effective cure and prevention for livestock disease, and can greatly reduce the use of antibiotic and other drugs.

4.
Development of veterinary medicines for pets . We believe that the pet markets have been fast growing alongside the growing economy in China. We believe that this niche is being overlooked by local manufacturers. To attempt to take advantage of this opportunity, we have over 20 products of veterinary medicines for pets that are in the course of development.

In 2006, we spent approximately $131,000 or approximately 1.34% of our 2006 revenue on research and development of products. In 2007, we spent approximately $268,000 or approximately 1.78% of our revenue on research and development of products.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

In compliance with Chinese environmental regulations, we spent approximately $167,000 in 2005, and $0 in 2006, and $14,000 in 2007, mainly for the wastewater treatment in connection with our production facilities.

EMPLOYEES

As of March 31, 2008, we have approximately 235 employees, of which 203 are full time employees. In 2006, we had 180 employees, of which 175 worked as full time employees. None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

The following discussion discusses all known or anticipated material legal proceedings commenced by or against us. Occasionally we may be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations.

Other than the matter discussed below, we are not aware of any material pending legal proceedings involving us.

Gregory Evans v. The Cyber Group Network Corp, et al. (District Court, Clark County, State of Nevada, Case No. A513378). We have learned that Gregory Evans filed suit against us, (under our former name, The Cyber Group Network Corp), R. Scott Cramer, Steve Lowe and David Wassung in State of Nevada District Court in Clark County, Nevada, alleging causes of action for “Refusing to Call Vote of Stockholders” and “Conversion” on or about November 18, 2005. On December 1, 2007, the lawsuit was dismissed following following an Order to Show cause regarding dismissal. Prior to the dismissal, the Company was never served with a summons or complaint in the matter.

Andrew Chien v. Skystar Bio-Pharmaceutical Company, et. al. (US. District Court, District of Connecticut, Case No. 3:2007cv00781). The Company has learned that Andrew Chien filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Exchange Act. In or around November 2007, the defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction.  Mr. Chien agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008.  The amended complaint dropped Weibing Lu (who is a resident of China and had never been served) as a defendant.  The remaining defendants contend that the amended complaint has failed to correct the deficiencies of the original complaint, and have filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction.  The defendants deny all claims and have moved the Court to dismiss the amended complaint in its entirety in their motion to dismiss, which is still pending. The motion to dismiss also requests that the Court award sanctions against Mr. Chien under the Private Securities Litigation Reform Act and other authority in the event the defendants' motion to dismiss the amended complaint is granted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 31, 2007 and 2006 should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Registration Statement. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

Overview

Skystar Bio-Pharmaceutical, formerly known as The Cyber Group Network Corporation (“Cyber”), was incorporated in Nevada under the name “Hollywood Entertainment Network, Inc.” on September 24, 1998. On May 23, 2000, we changed our name to “The Cyber Group Network Corporation”. On February 15, 2006, we further changed our name to “Skystar Bio-Pharmaceutical Company” to reflect its current business operations.

On November 7, 2005, we acquired Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd (“Skystar Cayman”) and, as a result, Skystar Cayman’s variable interest entity (“VIE”) Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”) by way of the exchange of 48,000,000 shares of our Series B preferred stock for 100% of the issued and outstanding common stock of Skystar Cayman. We accounted for this share exchange transaction as a reverse acquisition and recapitalization and, as a result, our consolidated financial statements are in substance those of Skystar Cayman, with the assets and liabilities, and revenues and expenses, of Cyber being included effective from the date of the stock exchange transaction. Please see Note 1 to our consolidated financial statements included in this report for further details of this stock exchange transaction.

Having no substantive operation of its own, Skystar Cayman, through its indirect VIE, Xian Tianxing, engages in research, development, production, marketing and sales of bio-pharmaceutical and veterinary products in the People’s Republic of China (“China” or the “PRC”). Please see “Contractual Arrangements with Xian Tianxing and its Stockholders” above and Note 1 to our consolidated financial statements included in this report for the contractual arrangements between Skystar Cayman and Xian Tianxing, including the January 2008 assignments to Sida, and their impact on our consolidated financial statements.

Critical Accounting Policies

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States, we make estimates and assumptions about the effect of matters that are inherently uncertain and may change in subsequent periods. The resulting accounting estimates will, by definition, may vary from the related actual results. We consider the following to be the most critical accounting policies:

•
Revenue recognition: Revenues of the Company include sales of bio-pharmaceutical and veterinary products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

	(a)	Credit sales: Revenue is recognized when the products have been delivered to the customers.
	(b)	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

•
Accounts receivable: We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customers’ current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

•
Convertible debentures and warrants: We have adopted APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, FAS 133, EITF-98-5, and EITF-00-27, for valuation and accounting treatment of our outstanding convertible debentures and warrants.

•
Liquidated damages: We have adopted FAS 5 and EITF 00-19-2 in connection with the liquidated damages we accrued pursuant to the terms of our Registration Rights Agreement with certain investors dated February 27, 2007.

Results of Operations - Year ended December 31, 2007 as compared to year ended December 31, 2006

REVENUES. All of our revenue is derived from the sales of bio-pharmaceutical and veterinary products in China. During the year ended December 31, 2007, we had revenues of $15,056,828 as compared to revenues of $9,796,324 during the year ended December 31, 2006, an increase of approximately 54%. In general, this increase is mainly attributable to the increase in the number of promotional activities we carried out during the whole year of 2007. Our customers tend to use more and more products that are used in livestock and poultry breeding for the promotion of growth and the prevention of diseases, especially during times of epidemic such as the porcine reproductive and respiratory syndrome (blue-ear disease) that afflicted China’s pig industry during 2007. We believe that our sales will continue to grow as we continue to strengthen our sales force, build brand recognition and add to our product offerings.

GROSS PROFIT. Cost of goods sold, which consist of raw materials, direct labor and manufacturing overhead, were $6,712,365 for the year ended December 31, 2007 as compared to $5,420,652 for the year ended December 31, 2006. Gross profit was $8,344,463 for the year ended December 31, 2007 as compared to $4,375,672 for the year ended December 31, 2006, representing gross margins of approximately 55% and 45%, respectively. The increase in our gross profit margins is attributable to (a) the introduction of high demand products, such as our “Cure King” series of products beginning in the second quarter of 2007, that have higher gross profit margins, (b) the improvement in manufacturing techniques through personnel training and the adoption of new technologies that cause equipment and machinery to operate more efficiently, which also allowed us to use raw materials more efficiently thereby reducing wastage, and (c) our ability to produce microbial strains internally, which significantly reduced our costs for these raw materials and increased the gross profit margins of our micro-organism products.

SELLING EXPENSES. Selling expenses, which consist of commission, advertising and promotion expenses, freight charges and salaries totaled $739,422 for the year ended December 31, 2007 as compared to $475,504 for the year ended December 31, 2006, an increase of approximately 56%. This increase is primarily attributable to our expanding sales team and increased sales and marketing activities, such as our participation in the China Animal Husbandry and Feed Industry Exposition in Ningbo, the 19th Henan Livestock Exhibition and Conference in Zhengzhou, the Shandong Livestock Expo in Jinan and the China Animal Health Products and Veterinary Technology Exposition in Chengdu, to promote public awareness of our brand and products, all of which are, in turn, reflected in our increased sales. We believe that our selling expenses will continue to increase as our sales continue to grow.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $1,795,876 for the year ended December 31, 2007 as compared to $881,223 for the year ended December 31, 2006, an increase of approximately 104%. This increase is primarily attributable to legal and accounting fees incurred as a U.S. public company and other consulting fees relating to financing activities. Xian Tianxing had no significant increase in administrative expenses due to good management controls.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs, which consist of salaries, professional and technical support fees, totaled $268,320 for the year ended December 31, 2007 as compared to $131,371 for the year ended December 31, 2006, an increase of approximately 104%. The increase is attributable to our continuing efforts to introduce new products. In 2006, we had 42 products. In 2007, the number of products we offered more than doubled to 103 products.

NET INCOME. Skystar had a net loss of $1,956,976 for the year ended December 31, 2007 as compared to $1,175,142 net income for the year ended December 31, 2006.  The decrease in our net income is largely attributable to: (a) the amortization of the expenses relating to the convertible debentures and warrants from our financing in February 2007 and the related interest and financing costs, (b) inducement cost for those debentures converted and warrants exercised and (c) additional professional services required as a U.S. public company. For the year ended December 31, 2007, the total interest expense was $4,924,493. Our management believes that net income will increase because the convertible debentures have been largely converted and the non-cash charges of the amortization of the expenses and interest expense relating to the convertible debentures will be greatly reduced in the future. Additionally, since the majority of the convertible debentures have been converted and warrants exercised, we will not have any more non-cash charges for inducement cost relating to those convertible debentures already converted. Further, our management expects our net income to increase as we continue to introduce new products and increase sales.

Liquidity

Year Ended December 31, 2007

For the year ended December 31, 2007, we generated cash from operating activities of $943,145, as compared to $1,600,554 for the year ended December 31, 2006. The decrease is primarily attributable to purchase of inventories. We used $3,145,584 in investing activities for 2007 as compared to $1,833,706 for 2006. The expenditure in investing activities for 2007 consisted of, among others, payment of $402,470 for the purchase of equipment as the construction of one of our new facilities at our Huxian plant was completed at the end of second quarter of 2007. We also extended loans in the aggregate amount of $912,901 to unrelated third parties to secure good business relationships, purchase of intangible assets of $658,350 and advances on purchasing of long term assets of $1,171,863. We provided by $2,752,253 from financing activities for 2007, as compared to $385,272 provided by in financing activities for 2006, which, among others, mainly consisted of the issuance of convertible debentures and warrants from our February 2007 financing discussed in further detail in Note 11 of the accompanying footnotes to our consolidated financial statements.

As of December 31, 2007, we had cash of $771,492. Our total current assets were $6,323,937 and our total current liabilities were $1,422,919, which resulted in a net working capital of $4,901,018. On February 27, 2007, we entered into a Securities Purchase Agreement dated February 26, 2007, with several institutional and accredited investors pursuant to which we sold to these investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, and warrants to purchase 815,000 (post anticipated 5-for-1 reverse stock split) shares of our common stock, in a private placement pursuant to Regulation D under the Securities Act of 1993. We believe that we have sufficient cash flow to meet our obligations on a timely basis in the foreseeable future.

We had capital expenditure commitments outstanding as of December 31, 2007 in the amount of $822,000 in relation to construction at our Huxian plant and $548,000 in relation to the purchase of machinery. Once all its facilities are completed, the Huxian plant is expected to enable us to consolidate our existing operations and to expand the production capacity for our bio-pharmaceutical business.

Capital Resources

On March 9, 2007, we received gross proceeds in the amount of $4.075 million from our closing of a Securities Purchase Agreement dated February 27, 2007 with certain investors. Of the capital raised, approximately $400,000 have been applied toward the construction of our new plant, approximately $270,000 have been spent on research and development of new products, approximately $680,000 have been applied toward the acquisition of proprietary technology, and the remaining balance used to expand our sales network and as a reserve for our working capital needs.

One of our manufacturing plants obtained a Good Manufacturing Practice (“GMP”) certificate and was fully operational at the end of second quarter of 2007. We have obtained product serial permit numbers for 60 products, which resulted in higher sales revenue and profit margins for us in the third quarter of 2007.

Plan of Operations

Over the next 12 months, we plan to continue to market and sell our current products and to develop new products.

In 2003, we received approval from the State Council of China to expand our production facilities and construct a new GMP standard plant. We have invested RMB 82,000,000 (US$10,501,000) into this project, which is our Huxian plant, including approximately $9,700,000 for the facilities and $800,000 for working capital. The construction work commenced in late 2004, and we completed the veterinary medicine facility and the quality control, research and development and administration building during 2007, both of which are fully operational. The remaining facilities of the Huxian plant are expected to be completed by the end of 2008. We anticipate that the new factory will generate sufficient cash flows; thus, management has concluded that there is no impairment loss on the construction in progress.

Product Research and Development

We believe that Xian Tianxing will be developing several products including new bio-pharmaceutical products for animal immunization, non-pathogenic micro-organisms for the cure and prevention of livestock disease, complex enzyme preparations as animal feed additives, and several new veterinary medicine products within the next 12 months.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

	Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	482,923	414,990	67,933	—	—
Operating Lease Obligations	183,635	34,789	71,346	48,967	28,533
Total	666,558	449,779	139,279	48,967	28,533

Off-Balance Sheet Arrangements

As of the date of this registration statement, we do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Exchange Rates

Xian Tianxing maintains its books and records in Renminbi (“RMB”), the lawful currency of China. In general, for consolidation purposes, we translate Xian Tianxing’s assets and liabilities into US$ using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of Xian Tianxing’s financial statements are recorded as accumulated other comprehensive income.

Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.30: US$1.00. On July 21, 2005, the Chinese government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People’s Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of ± 0.3% around the unified exchange rate published by the People’s Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements or otherwise stated in this MD&A were as follows:

	December 31, 2007	December 31, 2006

Assets and liabilities	US$ 0.1371: RMB1	US$ 0.12820: RMB1

Statements of operations and cash flows for the period/year ended	US$ 0.13167: RMB1	US$ 0.12557: RMB1

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Related Party Transactions

For a description of our related party transactions see the section of this prospectus entitled “Certain Relationships and Related Transactions.”

DESCRIPTION OF PROPERTY

The Company’s administrative headquarters is currently located in approximately 3,700 square feet of office space at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xian Province, China. This property belongs to Mr. Weibing Lu, director and chief executive officer of the Company. This property was provided free for the use of the Company’s administrative division in 2006 and 2005. In January 2007, we entered into a 5-year lease agreement with Mr. Lu for the premises on term of RMB 165,600 (approximately $21,800) per year.

Production Facilities

Currently, the Xian Tianxing has two manufacturing sites that are located in Xi’an city, Shanxi Province, China. One is located in the town of at Sanqiao and the other in the town of Huxian.

The Sanqiao Plant

Xian Tianxing entered into a tenancy agreement for the lease of factory premises underlying its Sanqiao plant for a period of ten years from October 1, 2004 to September 30, 2014. The annual rent for the factory premises is $10,361 and is also subject to a 10% increase every four subsequent years. The Company’s production facilities are currently described as follows:

1.
Micro-organism plant. This production plant is run in cooperation with experts from Japan Kato Microbiology Institute, Microbiology Institute of Shanxi Province and Northwest Agro-Forestry Sci-tech University. This facility was expanded in 2007 from approximately 16,100 square feet to approximately 21, 500 square feet in accordance with Chinese national Good Manufacturing Practice (“GMP”) standards, and has been submitted to the Chinese Ministry of Agriculture’s Veterinary Drugs GMP Inspection Committee for inspection and approval.

2.	Feed additive plant. This production facility occupies an area of approximately 10,700 square feet.

The Huxian Plant

In 2003, Xian Tianxing received approval from the State Council of China to expand its production facilities and construct a new GMP standard plant. In connection with the approval, Xian Tianxing acquired a long-term land use right for the land now underlying its Huxian plant. The Company's total investment in this project thus far is estimated at RMB 82,000,000 (US$10,501,000). Because Xian Tianxing has been accredited as a high-tech enterprise, its Huaxian plant has the full support of both the Shanxi provincial government and the Xi’an municipal government.

Construction of the Huxian plant commenced in late 2004 and parts of the plant has been fully operational since the end of the second quarter of 2007. Remaining construction work is expected to be completed by the end of 2008. When fully completed, the Huxian plant will occupy approximately 7.7 acres and have a total area of approximately 151,700 square feet. The table below lists the primary facilities at the plant and their status as of April 3, 2008:

Description	Approximate Size	Status
GMP standard veterinary medicine facility	45,200 square feet	Completed

Quality control, research and development, and administration building	36,600 square feet	Completed

GMP standard bio-pharmaceutical facility with three production lines for active bacteria, inactivated vaccines, and coccidiosis vaccines	48,400 square feet	Completion expected in the second half of 2008

Animal laboratory complying with Animal Bio-safety Level 2 (ABSL-2) requirements	10,700 square feet	Completion expected in the second half of 2008

We believe that the general physical condition of the plants and production facilities of the company can completely satisfy our current production orders of the company in terms of quantity and production quality.

We believe that these facilities after construction is completed will be able to meet our operational needs for three to five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED TRANSACTIONS

Related party receivables and payables

Set forth below are the related party transactions between Xian Tianxing’s stockholders, officers and/or directors, and Xian Tianxing as of the date set forth on the table, with whom Skystar has contractual arrangements which give Skystar the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

	December 31, 2007	December 31, 2006
Amounts due from shareholder:
Mr. Weibing Lu (1)	$59,462	$-

Amount due to shareholders:
Ms. Aixia Wang (1)	$1,371
Mr. Scott Cramer (1)	30,245	-
Total	$31,616	$-

Amount due to related companies:
TianXing Digital Co., Ltd. (2)	$17,137	$16,025
Shanxi Xingji Electronics Co. Ltd. (2)	32,817	-
Total	$49,954	16,025

(1)
The related individuals, Mr. Weibing Lu, Ms. Aixia Wang, and Mr. R. Scott Cramer are all shareholders of the Company. Mr. Lu and Mr. Cramer are also our directors, and Mr. Lu is additionally our chief executive officer. The amounts due to shareholders were cash advances to facilitate Company operations or expenses paid by these individuals on behalf of the Company. These balances are non-interest bearing, unsecured, due on demand, and the ultimate manner of settlement is in cash or in exchange for office premises rental.

(2)
Shanxi Xingji Electronics Co., Ltd. is owned by the wife of Mr. Lu, and Tianxing Digital Co., Ltd. is owned by Mr. Lu. The amounts due to Shanxi Xingji Electronics Co., Ltd. and Tianxing Digital Co., Ltd. are short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. The ultimate manner of settlement is in cash.

On January 1, 2007, we entered into a 5-year lease agreement with Mr. Weibing Lu, our chief executive officer, to lease the premises at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xian Province, China, which belongs to Mr. Lu and which has been serving as our headquarters. The annual rent under the lease agreement is RMB 165,600 (approximately $21,800). Mr. Lu previously provided the premises rent-free, in 2005 and 2006, for the use of our administrative division.

Weibing Lu is also the Chairman of the Board of Directors of Xian Tianxing. Conflicts of interests between his duties to our company and Xian Tianxing may arise. As Mr. Lu is a director and executive officer of our company, he has a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, Mr. Lu will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Lu could violate his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Lu, we would have to rely on legal proceedings, which could result in the disruption of our business.

Other than the above transactions or otherwise set forth in any reports we filed with the SEC, neither we nor our subsidiaries have entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its common stock, or family members of such persons. We are not a subsidiary of any company.

DIRECTOR INDEPENDENCE

As of April 30, 2008, none of the directors serving on our board are “independent,” within the meaning of the applicable federal securities laws. However, we expect to be able to attract and recruit additional candidates to serve on our board as independent directors, the timing of which will depend on the availability and willingness of qualified independent director candidates to serve in such capacity. Our Board plans to appoint independent directors as part of its plans to form audit, nominating and compensation committees for the Company. We intend to appoint independent directors in a manner consistent with the American Stock Exchange listing requirement prior to filing our listing application on such stock exchange.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.001 per share, is traded on the OTC Bulletin Board under the symbol “SKBI.OB”. There was no active trading market for the common stock before May 22, 2000. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board, giving effect to the 5-for-1 reverse stock split to be effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part of. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.`

Common Stock

Quarter Ended	High Bid	Low Bid

March 31, 2008	$7.00	$4.90

December 31, 2007	$9.25	$5.25
September 30, 2007	$9.25	$5.25
June 30, 2007	$8.45	$5.20
March 31, 2007	$9.20	$6.50

December 31, 2006	$13.00	$6.00
September 30, 2006	$10.55	$9.00
June 30, 2006	$13.50	$5.50
March 31, 2006	$27.90	$8.00

Holders

As of April 1, 2008, there were approximately 421 stockholders of record of our common stock and there was one stockholder of record of our preferred stock.

Dividend Policy

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

DESCRIPTION OF SECURITIES

Skystar is presently authorized under its Articles of Incorporation to issue 50,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, consisting of (1) 2,000,000 Series “A” shares, all of which are issued and outstanding on the date hereof and (2) 48,000,000 Series “B” shares, none of which are currently issued or outstanding on the date hereof. At April 30, 2008, Skystar had 3,727,821 shares of common stock issued and outstanding, giving effect to the anticipated 5-for-1 reverse stock split.

On February 15, 2006, we effected a 397-for-1 reverse stock split of the outstanding shares of our common stock. As a result, the total number of outstanding shares of Skystar’s common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding. On February 15, 2006, Skystar also affected a 10-for-1 reverse stock split of Skystar’s preferred stock. As a result, the total number of authorized shares was reduced from 500,000,000 to 50,000,000. All disclosures regarding common stock and preferred stock in this Registration Statement have assumed these reverse stock splits unless otherwise stated.

The following descriptions of Skystar’s capital stock are only summaries and do not purport to be complete and is subject to and qualified by its Articles of Incorporation, as amended, its By-laws, the Certificates of Determination, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of Nevada.

COMMON STOCK

The holders of Skystar’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. We have no common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

We are currently authorized to issue 50,000,000 shares of preferred stock. As of April 30, 2008, 2,000,000 shares of Series “A” preferred stock are issued and outstanding, and 48,000,000 shares of Series “B” preferred stock, none of which are issued or outstanding. The terms of the preferred stock, including without limitation, the Series “A” preferred stock have not been defined in the Articles of Incorporation. The Board of Directors is authorized, subject to any limitation prescribed by the laws of the State of Nevada, but without further action by our stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company.

CONVERTIBLE DEBENTURES

On February 28, 2007, we sold to certain investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, in a private placement pursuant to Regulation D under the Securities Act.

The convertible debentures bear interest at 8% per year and are convertible into shares of our common stock at an original conversion price of $5.00 per share. This conversion price has since been reduced to $4.25 per share and $4.00 per share as described below.The conversion price may also be adjusted for customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction.

Starting with the third month after the closing, we began paying on a monthly basis, 4.77% of the principal of the convertible debenture, and all accrued interest. At our option, we may pay either in cash or, subject to the conditions noted below, shares of our common stock. If we pay in cash, we must also pay a 15% premium to the monthly principal Rrepayment amount during the first 12 months of the convertible debenture, and a 25% premium thereafter.

We may elect to pay the monthly principal repayment amount with common stock, if certain equity conditions are met, which include, among other things, the effectiveness of a registration statement covering the resale of the shares issuable upon conversion of the convertible debentures. If we choose to pay interest and principal with common stock, it will be based on the lower of (i) a 30% discount to the volume weighted average price for the immediately preceding five consecutive trading days and (ii) the fixed conversion price in effect on such principal payment date.

In addition, provided certain conditions are met, we may prepay all or any part of the amounts outstanding on the convertible debentures by giving advance notice of between 20 and 40 trading days and paying an amount equal to a specified percentage of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. That percentage is 150% through February 28, 2008 and 120% thereafter. The conditions to our giving this notice and making such payment are: (i) the registration statement covering the shares issuable on conversion of the convertible debentures is effective, (ii) we are not in default (without regard to the giving of notice or the expiration of any grace periods) of any of our obligations to the holders of the convertible debentures, and (iii) the shares issuable on conversion of the convertible debentures are eligible for trading on certain specified markets. The holders of the convertible debentures will continue to have the right to convert their convertible debentures prior to the actual prepayment.

We may require the conversion of the convertible debentures provided that (a) certain equity conditions are met, which include, among other things, the effectiveness of the registration statement and (b) for the 20 consecutive trading days prior to such election the daily closing sale price exceeds $13.75 (as appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction) and the daily trading volume equals or exceeds 45,000 shares of common stock. This right is available only if, on the date on which we give notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from us, (x) the registration statement is effective, (y) there is no event of default under the convertible debentures or other event which, without regard to any grace or cure periods, could be declared to be an event of default under the convertible debentures, and (z) the shares issuable on conversion of the convertible debentures are eligible for trading on certain specified markets.

The holders of the convertible debentures have the right at any time to convert all or any part of the outstanding principal amount of the convertible debentures and any accrued and unpaid interest into our common stock at the then effective conversion price. The minimum principal amount of each such voluntary conversion shall be $25,000 or, if the outstanding principal amount of a convertible debenture is less than $25,000, the outstanding principal balance of such convertible debenture. However, absent certain exceptions as set forth in the convertible debentures, no common stock may be issued to any holder under any provision of the class A convertible debentures which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock after giving effect to such issuance of common stock, on the applicable conversion date, with beneficial ownership being determined by reference to Rule 13d-3 under the Exchange Act. This provision is absent in the class B convertible debentures.

The holders of the convertible debentures may require us to redeem any or all of the outstanding convertible debentures upon the occurrence of any one or more of the following events of default: (i) our failure to pay principal and interest when due (subject to a 5 trading day grace period), (ii) the material breach of any of the representations or warranties made in the agreement pursuant to which the convertible debentures were sold, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for ten trading days after notice thereof, (iv) our failure to observe any undertaking contained in the convertible debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, or (vii) the suspension of our common stock from trading on the OTC Bulletin Board if such suspension continues for fifteen consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the convertible debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our common stock from the date of the redemption notice through the payment date.

On June 1, 2007, we filed with the SEC a registration statement on Form SB-2 registering the resale of the common stock into which the convertible Debentures are convertible and certain other shares of our common stock, which was declared effective by the SEC on September 25, 2007. Our failure to meet certain registration filing deadlines, however, resulted in our incurring liquidated damages of 2% of the aggregate purchase price of the convertible debentures and warrants per month, prorated for partial periods. We calculated the accrual amount on the liquidated damages to be $81,500 per 30-day period.

On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement, dated as of November 9, 2007, with certain of the investors of the February 2007 financing, which we refer to as the “Amendment Agreement.” These investors who participated in the Amendment Agreement are hereinafter referred to collectively as “Participating Purchasers”.

The Amendment Agreement was entered into by and between the Company and the Participating Purchasers as a result of an offer that we made to all of the investors. The Amendment Agreement amends the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $5.00 per share to $4.25 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion.

Additionally, the Amendment Agreement is deemed to be: (a) our notice to require conversion of the entire outstanding principal of the convertible debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to us to exercise all of their unexercised warrants on a cashless basis. The date of the conversion and the exercise is November 9, 2007, the effective date of the Amendment Agreement. Thus, pursuant to our conversion notice and giving effect to a 5-for-1 reverse stock split, we issued 615,224 shares of our common stock to the Participating Purchasers. These shares were issued to the Participating Purchasers in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act. Additionally, 231,389 of these shares had already been registered for resale pursuant to our registration statement on Form SB-2 that was declared effective by the SEC on September 25, 2007. Pursuant to the Participating Purchasers’ exercise notice, we issued an aggregate of 191,637 shares of our common stock to the Participating Purchasers, in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. None of these shares have been registered.

Lastly, the Amendment Agreement amends the Registration Rights Agreement by waiving all outstanding Registration Damages due to all of the investors . In accordance with the terms of the Registration Rights Agreement, because the outstanding principal amounts of the convertible debentures held by the Participating Purchasers, as of the effective date of the Amendment Agreement, constitute more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding convertible debentures held by all of the investors on that date, this amendment to the Registration Rights Agreement binds all of the investors, including those who are not parties to the Amendment Agreement.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement (the “March 2008 Amendment Agreement”) with two institutional and accredited investors who acquired two of our convertible debentures in a private transaction from their original holders. The March 2008 Amendment Agreement amends the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $5.00 per share to $4.00 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion. Additionally, the March 2008 Amendment Agreement is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of these two convertible debentures and all accrued but unpaid interest thereto. Lastly, the Agreement is deemed a waiver of any claim for default under the terms of the Securities Purchase Agreement, the Debentures and a certain Registration Rights Agreement entered into in connection with the Securities Purchase Agreement.

The transaction contemplated by the Agreement closed on April 21, 2008, upon the issuance of shares of our restricted common stock to these investors pursuant to the terms of the March 2008 Amendment Agreement. Accordingly, giving effect of a 5-for-1 reverse stock split, we issued an aggregate of 245,501 shares of our common stock to these investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

As of the date of this prospectus, all of the convertible debentures have been converted into shares of our common stock.

WARRANTS

Class A and B Warrants

We issued to the convertible debenture investors our Class A and B warrants to purchase shares of our common stock. The warrants entitled each investor to purchase a number of shares of common stock equal to 100% of the number of shares of common stock that would be issuable upon conversion of the convertible debenture purchased by such investor in the transaction. The warrants have an initial exercise price of $1.20 per share and are exercisable through the last day of the calendar month in which the third anniversary of the effective date of the resale registration statement occurs. We also issued to the placement agent and its designees warrants to purchase an aggregate of 114,100 shares of common stock, giving effect of a 5-for-1 reverse stock split, with an exercise price of $5.00 per share and have an expiration date of February 28, 2012.

The warrant strike price may be adjusted downward if we issue more shares of common stock or securities convertible into common stock for capital raising activities at less than the exercise price; the exercise price is to be adjusted to the consideration received or receivable by us for each share of common stock issued or issuable. The exercise price is also subject to adjustment for other customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction.

The warrant holders are also entitled to exercise their warrants on a cashless basis at certain times. The cashless exercise provision will also automatically apply if, on the expiration date of the warrants, the average closing bid price for the three immediately preceding trading days is above the exercise price. If the holder elects the cashless exercise option or if the automatic provision applies, the holder will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the average closing bid price of our common stock on the three trading days immediately before the warrant exercise. That average closing price is multiplied by the full number of shares for which the warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the average closing bid price referred to above.

The Amendment Agreement described above amends the terms of the warrants held by the Participating Purchasers by: (a) changing the exercise price from $6.00 per share to $4.75 per share; and (b) granting to the Participating Purchasers the right to exercise their warrants on a cashless basis.

There are two classes of the warrants - class A and class B. The two classes of warrants are substantially similar, except that for class A warrants, no stock may be issued to any holder under any provision of class A warrants which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock, absent certain exceptions as set forth in the warrants. This provision is absent in class B warrants.

Class C Warrants

We are issuing to the investors in the primary offering our Class C warrants to purchase shares of our common stock as part of the units being offered in the primary offering. Each warrant entitles its holder to purchase one-quarter (¼) of fully paid and non-assessable share of common stock at the price of $1.95 per ¼ share, provided that four warrants are exercised to purchase one full share of common stock, and at the time of exercise, a registration statement is effective with respect to the common stock underlying the warrants. The warrants do not entitle their holders to any of the rights of a stockholder of Skystar.

The warrants are exercisable immediately after separation from the units, which separation will occur 6 months from __________ unless sooner authorized by the representative of the underwriters for the primary offering. The warrants are exercisable in even numbers, for whole shares of common stock only, and no fraction of a share will be issued upon any exercise of a warrant. If the holder of a warrant would be entitled to receive a fraction of a share upon any exercise of a warrant, we will, upon such exercise, round up or down to the nearest whole number the number of shares to be issued to such holder.

The warrants expire on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part, unless they are sooner redeemed by us. We have the right to redeem the warrants, in whole but not in part, at any time prior to their exercise, with a notice of redemption in writing to the record holders of the warrants, giving 30 days' notice of such redemption at any time after the warrants become exercisable if the last sale price for a share of our common stock has been at least $_____ per share on each of 20 consecutive trading days within any 30 trading day period ending on the third business day prior to the 30-day notice of such redemption is given. The redemption price of the warrants is to be $0.01 per warrant. Any warrant either not exercised or tendered back to us by the end of the date specified in the notice of redemption shall be canceled on our books and have no further value except for the $0.01 redemption price.

Purchase Option

 We have agreed to sell to Jesup & Lamont Securities Corporation, the representative of the underwriters, for $100, an option to purchase up to a total of 346,153 units at ___ per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $____ (120% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled "Underwriting—Purchase Option”.

UNDERWRITING AND
PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated ______, 2008, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Units
Jesup & Lamont Securities Corporation
Global Hunter Securities, LLC

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per share . The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SKBI.OB”. On April __, 2008, the last reported sales price of our common stock was $5.75, giving effect to the 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The public offering price for the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $_______ offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Shares	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $______ per shares.
(2)	The non-accountable expense allowance of 2% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $______.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 15% of the units sold in the offering (346,153 additional units) solely to cover over-allotments, if any, at the same price as the initial shares of shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $______, $______, and $______, respectively.

Lock-ups

All of our (a) our officers, directors and 5% stockholders; and (b) the selling stockholders, have agreed that, for a period of 12 and 6 months, respectively, from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Unit Purchase Option

We have agreed to sell to Jesup & Lamont Securities Corporation, for $100, an option to purchase up to a total of 346,153 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $____ per share (120% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $9.60 per unit, commencing on the later of the consummation of a business combination and one year from the effective date of the registration statement and expiring four years from the effective date of the registration statement. The option and the 346,153 units, the 346,153 shares of common stock and the 346,153 warrants underlying such units, and the 86,539 shares of common stock underlying such warrants, have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA. Jesup & Lamont Securities Corporation will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and "piggy back" registration rights for periods of five and seven years, respectively, from the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying units will not be adjusted for issuances of common stock at a price below the option exercise price.

Notwithstanding the foregoing, if (a) during the last 17 days of the lock-up period we release earnings results or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event.

Other Terms

The underwriting agreement also provides that for a period of no less than one year after the date of this prospectus, we will permit 2 designees of Jesup & Lamont Securities Corporation to act as observers to meetings of our board of directors. Such observers shall attend meetings of the board and receive all notices and other correspondence and communications sent by us to our board. In addition, such observers shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation.

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our shares of common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the American Stock Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in the following countries:

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares of common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia , on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ( Vrijstellingsregeling Wet toezicht effectenverkeer 1995 ), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the shares common stock sold by us in the Primary Offering and the common stock to be sold by the Selling Stockholders in the Resale Offering under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California. Haynes and Boone, LLP, has acted as Counsel for the underwriters.

EXPERTS

The financial statements included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, Skystar adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

As reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on January 19, 2006 and as amended in a Form 8-K/A filed on January 27, 2006, we changed our independent accountants from Weinberg & Company, P.A. to GC Alliance Limited, effective January 18, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on February 27, 2006 and amended in a Form 8-K/A filed on March 3, 2006, we changed our independent accountants from GC Alliance Limited to Moore Stephens Wurth Frazer and Torbet LLP, effective February 21, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on March 6, 2007 and amended in a Form 8-K/A filed on March 8, 2007, we changed our independent accountants from Moore Stephens Wurth Frazer and Torbet LLP to Schwartz Levitsky Feldman LLP, Chartered Accountants, effective March 6, 2007. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on April 30, 2007, we changed our independent accountants from Schwartz Levitsky Feldman LLP, Chartered Accountants to Moore Stephens Wurth Frazer and Torbet LLP, effective April 26, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006 and 2007 commence on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Skystar Bio-Pharmaceutical Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. Skystar Bio-Pharmaceutical Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 31, 2008

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash	$771,492	$192,016
Restricted cash	74,969	69,610
Accounts receivable, net of allowance for doubtful accounts of $199,639 and $14,426 as of December 31, 2007 and 2006, respectively.	1,356,094	131,599
Inventories	2,242,611	528,566
Deposits and prepaid expenses	806,657	29,944
Loans receivable	968,852	8,558
Other receivables	43,800	38,881
Other receivables-shareholder	59,462	-
Total current assets	6,323,937	999,174

PLANT AND EQUIPMENT, net	11,793,967	10,910,948

OTHER ASSETS:
Long term prepayment	1,220,190	-
Deferred financing costs	101,815	-
Intangible, net	1,011,236	336,852
Total other assets	2,333,241	336,852
Total assets	$20,451,145	$12,246,974

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Interest-bearing short-term loan	$-	$38,460
Non-interest bearing loan from third party	-	62,818
Accounts payable	126,754	71,223
Accrued expenses	502,871	523,892
Deposits from customers	61,706	-
Taxes payable	568,797	218,231
Other payables	81,221	607,595
Amount due to related companies	49,954	16,025
Amount due to shareholders and directors	31,616	-
Total current liabilities	1,422,919	1,538,244

OTHER LIABILITIES:
Deferred government grant	1,028,250	961,500
Convertible debenture, net of $398,171 discount	84,752	-
Total other liabilities	1,113,002	961,500
Total liabilities	2,535,921	2,499,744

CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series "A" shares issued and outstanding as of December 31, 2007 and 2006, respectively; Nil series "B" shares issued and outstanding as of December 31, 2007 and 2006, respectively.	2,000	2,000
Common stock, $0.001 par value, 50,000,000 shares authorized as of December 31, 2007 and 2006, respectively; 17,111,200 and 12,795,549 shares issued and outstanding as of December 31, 2007 and 2006, respectively.	17,111	12,795
Paid-in-capital	14,741,278	6,246,325
Deferred compensation	(62,758)	(705,877)
Statutory reserves	1,652,720	779,624
Retained earnings	122,271	2,952,343
Accumulated other comprehensive income	1,442,602	460,020
Total shareholders' equity	17,915,224	9,747,230
Total liabilities and shareholders' equity	$20,451,145	$12,246,974

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006
REVENUE	$15,056,828	$9,796,324
COST OF SALES	6,712,365	5,420,652

GROSS PROFIT	8,344,463	4,375,672

OPERATING EXPENSES
Research and development	268,320	131,371
Selling expenses	739,422	475,504
General and administrative expenses	1,795,876	881,223
Amortization of deferred compensation	643,119	1,202,235
Total operating expenses	3,446,737	2,690,333

INCOME FROM OPERATIONS	4,897,726	1,685,339

OTHER EXPENSE (INCOME)
Other expense	3,651	3,478
Interest income	(14,611)	-
Interest expense	4,924,493	11,768
Inducement cost for debentures converted	634,450	-
Inducement cost for warrants exercised	279,547	-
Total other expense	5,827,530	15,246

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(929,804)	1,670,093

PROVISION FOR INCOME TAXES	1,027,172	494,951

NET INCOME (LOSS)	(1,956,976)	1,175,142

OTHER COMPREHENSIVE INCOME :
Foreign currency translation adjustment	982,582	298,675
COMPREHENSIVE INCOME (LOSS)	$(974,394)	$1,473,817

EARNINGS PER SHARE
Basic	$(0.15)	$0.11
Diluted	$(0.16)	$0.09
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	13,453,543	11,144,153
Diluted	14,105,322	12,498,386

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Retained earnings		Accumulated other
	Preferred stock		Common stock		Paid-in	Deferred	Statutory		comprehensive
	Shares	Amount	Shares	Amount	capital	Compensation	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2005	50,000,000	$50,000	1,260,651	$1,261	$4,301,747	$-	$364,460	$2,192,365	$161,345	$7,071,178
Shares conversion	(48,000,000)	(48,000)	10,745,548	10,745	37,255					-
Shares issued for services			789,350	789	1,907,323	(1,908,112)				-
Amortization of deferred compensation						1,202,235				1,202,235
Foreign currency translation									298,675	298,675
Net income								1,175,142		1,175,142
Appropriation to statutory reserve							415,164	(415,164)		-

BALANCE, December 31, 2006	2,000,000	$2,000	12,795,549	$12,795	$6,246,325	$(705,877)	$779,624	$2,952,343	$460,020	$9,747,230
Shares issued for services			78,750	79	115,684					115,763
Beneficial conversion feature of debentures					2,130,575					2,130,575
Warrants issued to debenture holders					1,944,425					1,944,425
Warrants issued to placement agent					643,277					643,277
Inducement cost for debentures converted					634,450					634,450
Inducement cost for warrants exercised					279,547					279,547
Debentures converted to common stock			3,278,720	3,279	2,747,953					2,751,232
Cashless exercise of warrants			958,181	958	(958)					-
Amortization of deferred compensation						643,119				643,119
Foreign currency translation									982,582	982,582
Net income								(1,956,976)		(1,956,976)
Appropriation to statutory reserve							873,096	(873,096)		-

BALANCE, December 31, 2007	2,000,000	$2,000	17,111,200	$17,111	$14,741,278	$(62,758)	$1,652,720	$122,271	$1,442,602	$17,915,224

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,956,976)	$1,175,142
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation	281,894	84,365
Amortization	33,135	35,405
Amortization of deferred financing costs	879,212	-
Amortization of discount on debentures	3,716,243	-
Amortization of deferred compensation	643,119	1,202,235
Inducement cost for debentures converted	634,450	-
Inducement cost for warrants exercised	279,547	-
Issuance of common stock for service	115,763	-
Bad debt expense	238,094	(57,187)
Change in operating assets and liabilities
Accounts receivable	(1,405,316)	178,774
Inventories	(1,610,916)	(339,811)
Deposits and prepaid expenses	(743,955)	(13,958)
Other receivables	(10,921)	(9,721)
Accounts payable	48,582	59,947
Accrued expenses	(34,166)	376,131
Deposits from customers	59,262	-
Taxes payables	322,131	(1,620,586)
Other payables	(546,037)	529,818
Net cash provided by operating activities	943,145	1,600,554

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to third parties	(912,901)	-
Proceeds from loans receivable	-	264,953
Long term prepayment	(1,171,863)	-
Purchase of intangible assets	(658,350)	-
Purchase of plant and equipment	(402,470)	(2,098,659)
Net cash used in investing activities	(3,145,584)	(1,833,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(505)	(5,397)
Advances from shareholders and directors	1,170,944	124,523
Repay amounts due to shareholders and directors	(1,198,791)	(79,674)
Proceeds from related companies	27,633	594,448
Repay amounts due to related companies	-	(9,292)
Payments on non-interest bearing loans from third parties	(64,518)	(364,906)
Principal payments on short-term loan, interest bearing	(39,501)	-
Proceeds from government subsidies	-	125,570
Proceeds from convertible debentures, net of debenture expenses	3,737,250	-
Payments on convertible debenture	(880,259)	-
Net cash provided by financing activities	2,752,253	385,272

EFFECT OF EXCHANGE RATE CHANGES ON CASH	29,662	1,398

INCREASE IN CASH	579,476	153,518

CASH, beginning of year	192,016	38,498

CASH, end of year	$771,492	$192,016

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$2,817	$4,121
Income taxes paid	$864,392	$853,656
Non-cash investing and financing transactions
Stocks issued for services	$115,763	$1,908,112
Warrants issued for services	$643,277	$-
Inducement cost for debentures converted	$634,450	$-
Inducement cost for warrants exercised	$279,547	$-
Debentures converted to common stock	$2,751,232	$-

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”), formerly known as The Cyber Group Network Corporation (“Cyber”), was incorporated in Nevada.

On November 7, 2005, the Company completed a stock exchange transaction with the stockholders of Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Limited (“Skystar Cayman”), whereby 48,000,000 shares of Series B preferred stock was issued to the stockholders of Skystar Cayman in exchange for 100% of the common stock of Skystar Cayman. On February 15, 2006, the Company changed its name to “Skystar Bio-Pharmaceutical Company” to reflect its current business operations.

Skystar Cayman was incorporated under the laws of the Cayman Islands on January 24, 2005. It has not carried on any substantive operations of its own, except for the entering into certain exclusive agreements with Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”). Skystar Cayman through its variable interest entity (“VIE”), Xian Tianxing Bio-Pharmaceutical Co., Limited engages in research, development, production, marketing and sales of bio-pharmaceutical and veterinary products. All current operations of the Company are in the People’s Republic of China (“China” or the “PRC”).

Xian Tianxing was incorporated on July 3, 1997 in the PRC as a limited liability company without shares. On December 31, 2003, Xian Tianxing was restructured from a limited liability company without shares to a joint stock limited company. According to the PRC law, a “limited liability company” is a company whose shareholders shall assume liability towards the company to the extent of their respective capital contributions, whereas a joint stock limited company is a company having its total capital divided into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

The paid-in capital of Xian Tianxing was funded by the majority shareholders of Skystar Cayman. PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on October 28, 2005, Skystar Cayman entered into certain exclusive agreements with Xian Tianxing and its shareholders. Xian Tianxing holds the licenses and approvals necessary to operate the bio-pharmaceutical business in China. Pursuant to these agreements, Skystar Cayman provides exclusive technology consulting and other general business operation services to Xian Tianxing in return for a consulting services fee which is equal to Xian Tianxing’s revenue. In addition, Xian Tianxing’s shareholders have pledged their equity interests in Xian Tianxing to Skystar Cayman, irrevocably granted Skystar Cayman an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Xian Tianxing and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. Through these contractual arrangements, Skystar Cayman has the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.

As a result of these contractual arrangements, which obligates Skystar Cayman to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Skystar Cayman to receive a majority of its expected residual returns, Skystar Cayman accounts for Xian Tianxing as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. Accordingly, Skystar Cayman consolidates Xian Tianxing’s results, assets and liabilities.

Because Skystar and Xian Tianxing are under common control, the consolidation of Skystar Cayman and Xian Tianxing has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Skystar and Xian Tianxing had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The Company’s consolidated assets do not include any collateral for Xian Tianxing’s obligations. The creditors of Xian Tianxing do not have recourse from the Company.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, City of Shanghai, PRC with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. Shanghai Siqiang was established to become a research and development center for Xian Tianxing and engages in research, development, production and sales of veterinary products, feed additives, and veterinary disease diagnosis equipments.

On October 16, 2007, the Company acquired all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by the Company’s non-executive director Russell Scott Cramer, for $129 (HKD1,000) cash.

On July 10, 2007, Fortune Time established Sida Biotechnology (Xian) Co., Ltd. (“Sida”) with registered capital $5,000,000. Fortune Time invested $2,000,000 into Sida on July 20, 2007. Pursuant to the Xian High Technology District approval notice, Fortune Times is requried to contribute the remaining balance of $3,000,000 in Sida by July 09, 2009, which is 2 years from business licenses issue date. Sida was established in a High Technology District, Xian, PRC. Sida’s principle business is bio-pharmaceutical research, production and selling activities. Sida also provides bio-pharmaceutical technology consultation service.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and its variable interest entities. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts, useful lives of plant and equipment and the fair value of stock based compensation. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair values of financial instruments

The Company values its financial instruments as required by Statement of Financial Accounting Standard (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The Company’s financial instruments primarily consist of cash, accounts receivable, other receivables, accounts payable, accruals, other payables, short-term related party borrowings and debentures payable. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period ends.

Revenue recognition

Revenues of the Company include sales of bio-pharmaceutical and veterinary products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

a.	Credit sales: Revenue is recognized when the products have been delivered to the customers.

b.	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs which totaled $184,766 and $100,846 for the year ended December 31, 2007 and 2006, respectively.

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Restricted cash

The Company had restricted cash of $74,969 and $69,610 as of December 31, 2007 and December 31, 2006, respectively. The restricted cash was received from PRC government subsidies and set aside for the specific usages (see Note 9). The restricted funds are kept as bank deposits. Restricted cash is classified as current assets as of December 31, 2007 and December 31, 2006, based on the expected period when the funds will be put into their specific usages.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Inventories

Inventories are stated at the lower of cost, as determined on moving weighted average basis, or market. Costs of inventories include purchases and related costs incurred in bringing the products to their present location and condition.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	20-40 years
Machinery and equipment	10 years
Computer, office equipment and furniture	5 years
Automobiles	5-10 years

Management assess the carrying value of plant and equipment annually, or more often when factors indicating impairment are present, and reduces the carrying value of the fixed assets by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management believes that, as of December 31, 2007, there were no impairments of its plant and equipment.

Construction in progress

Construction in progress includes direct costs of construction of a factory building. Interest incurred during the period of construction, if material, is capitalized. Construction in progress is not depreciated until such time as the assets are completed and put into service.

Intangibles

Land use rights - Land use rights represent the costs paid to acquire a long-term interest to utilize the land underlying the Company’s facility. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the 50 year term of the land use rights.

Technological know-how - Purchased technological know-how includes secret formulas, manufacturing processes, technical and procedural manuals and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling party.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Impairment of intangibles - Management periodically evaluates the carrying value of intangibles in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of intangible assets. SFAS No. 144 requires impairment losses to be recorded in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, management believes that, as of December 31, 2007, there were no impairments of its intangible assets.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Research and development costs

Research and development costs are expensed to operations as incurred and include salaries, professional fees and technical support fees.

Income taxes

The Company records income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. There are no deferred tax amounts at December 31, 2007 and 2006.

The Company’s operations are subject to income and transaction taxes in the United States and in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company does not anticipate any events which could cause change to these uncertainties.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when related items are credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Stock based compensation

The Company records stock based compensation pursuant to Statement of Financial Accounting Standards No. 123R “Accounting for Stock-Based Compensation” (“SFAS 123”), which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Earnings per share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the effect of the common share equivalents of the Company’s convertible preferred stock outstanding. The Company accounts for a stock dividend or split in accordance with SFAS No. 128, “Earnings Per Share”, which requires that a stock dividend or split be accounted for retrospectively if the stock dividend or split occurs during the period, or retroactively if the stock dividend or split occurs after the end of the period but before the release of the financial statements, by considering it outstanding for the entirety of each period presented.

Foreign currency translation

The Company uses the U.S. dollar for financial reporting purposes. The Company’s subsidiary and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates the subsidiary’s and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiaries’ and VIEs’ financial statements are recorded as accumulated other comprehensive income.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The rate of exchange quoted by the People’s Bank of China on December 31, 2007 was $1.00 to RMB7.29. The weighted average translation rate of $1.00 to RMB7.59 and RMB7.96 was applied to the income and cash flow statement amounts in 2007 and 2006, respectively.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and expands disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company adopted FSP EITF 07-3 and expensed the research and development as incurred.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 -CONCENTRATIONS AND CREDIT RISK

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance.

As of December 31, 2007 and 2006, the Company had deposits in excess of federally insured limits (including restricted cash) of $844,773 and $261,446, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the years ended December 31, 2007 and 2006, all of the Company’s sales arose in the PRC. In addition, all accounts receivable as of December 31, 2007 and 2006 also arose in the PRC.

No major customers accounted for more than 10% of the Company’s total revenues and total accounts receivable as of and for the year ended December 31, 2007 and 2006, respectively.

The Company’s three largest vendors accounted for approximately 57.31% of the Company’s total purchases for the year ended December 31, 2007, while the Company’s three largest vendors accounted for 53.76% of the Company’s total purchases for the year ended December 31, 2006.

No major product accounted for more than 10% of the Company’s total revenues for the year ended December 31, 2007. The Company’s two major products accounted for approximately 22.69% of the Company’s total revenues for the year ended December 31, 2006.

Note 4 - RESTRICTED CASH

Restricted cash consists of the following as of December 31:

	2007	2006
Funds received from PRC government	$74,969	$69,610
(See Note 9)

Note 5 - INVENTORIES

Inventories consist of the following at December 31:
	2007	2006
Raw material	$1,761,145	$190,926
Packing materials	110,020	97,002
Work in process	2,639	-
Finished goods	355,041	232,242
Low value consumables	13,766	8,396
Total	$2,242,611	$528,566

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 6 - LOANS RECEIVABLE

Loans receivable consists of the following as of December 31:

	2007	2006
Others, non-interest bearing, unsecured, due on demand	$9,152	$8,558

Shanxi Suoang Biotechnological Company, due October 30, 2007, extended to March 31, 2008, annual interest at 7.0%, secured by unrelated company Shanxi New Resource Co.	27,420	-

Xi’an Tiantai Investment Company, due July 31, 2008 (or upon demand), minimum annual interest at 7.2%, unsecured	383,880	-

Xi’an SilverRiver Automatic Equipment Company, due on March 23, 2008, Annual interest rate 0.7%, unsecured.	411,300	-

Shanxi Hongye Housing Company, due on demand, non-interest bearing.	137,100	-
Total loan receivable	$968,852	$8,558

The Company has a long standing business relationship with these companies and in order to maintain these relationships, they have made these short term loans. Total interest received from these short term loans for the year ended December 31, 2007 and 2006, amounted to $11,850, and $0, respectively.

Note 7 - PLANT AND EQUIPMENT

Plant and equipment consists of the following at December 31, 2007 and 2006:

	2007	2006
Building and improvements	$3,592,519	$351,425
Plant and machinery	2,827,591	270,621
Office equipment	167,617	140,591
Vehicles	295,995	128,134
Construction in progress	5,531,236	10,326,391
Total	12,414,958	11,217,162
Less: accumulated depreciation	(620,991)	(306,214)
Plant and equipment , net	$11,793,967	$10,910,948

Construction in progress is the construction of a production base which will meet the Good Manufacturing Practices Standard (“GMP”). No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Construction on the plant for GMP standard bio-pharmaceutical facility and animal laboratory commenced in May 2005 and is expected to be completed at the end of 2008.

Depreciation expense was $281,894 and $84,365 for the year ended December 31, 2007 and 2006, respectively.

Note 8 - INTANGIBLES

Intangibles consist of the following as of December 31:

	2007	2006
Land use rights	$354,061	$331,077
Technological know-how	822,600	128,100
Total	1,176,661	459,177
Less: accumulated amortization	(165,425)	(122,325)
Intangible assets, net	$1,011,236	$336,852

The amortization expense for intangibles was $33,135 and $35,405 for the year ended December 31, 2007 and 2006, respectively

Note 9 - DEFERRED GOVERNMENT GRANT

The amounts represent subsidies for GMP projects granted by the PRC government. A subsidy in the amount of $641,000 was approved by the PRC government to be granted to the Company to construct a new factory which operations will meet the GMP Standard. In 2003, $516,500 was received by the Company and the remaining $124,500 was received in the first quarter of 2006. According to the PRC’s government regulations for these types of grants, the funds being granted may be treated as capital contributed by the company appointed by the PRC government (“contributing company”) or as a loan from such company, which the Company will be required to repay. However, no agreement has been reached with the contributing company regarding the final treatment of this subsidy.

Also in 2003, another subsidy of $256,400 was received for financing the Company’s research and development activities. In 2006, the Company applied for and utilized $186,644 in paying for the construction of the new plant facility. In 2005, another subsidy of $64,100 was received for the Company’s research and development activities. This amount was put into use during the period. As of December 31, 2007, the Company has not reached a final agreement with the PRC government related to the treatment of these two subsidies as either a loan or capital contribution and the Company does not expect that the final agreement will be completed during 2008; therefore, these amounts are carried as liabilities in the accompanying financial statements.

Note 10 - CAPITAL TRANSACTIONS

On February 15, 2006, the Company effected a one-for-three hundred ninety seven (1:397) reverse stock split of the outstanding shares of the Company’s common stock. As a result, the total number of outstanding shares of the Company’s common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

On February 15, 2006, the Company also effected a one-for-ten (1:10) reverse stock split of the Company’s authorized shares of the Company’s preferred stock. As a result, the total number of authorized shares was reduced from 500,000,000 to 50,000,000.

Per the conversion rights set forth in the certificate of designation for the series “B” convertible preferred stock, at the same time that the amendment to the Company’s articles of incorporation was filed that created sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares, all of the series “B” preferred shares automatically were converted into 10,745,548 shares of common stock that equaled to 89.5% of the total issued and outstanding shares.

In March 2006, the Company issued a total of 600,000 shares of the Company’s common stock to consultants, as more fully described in Note 13.

On October 24, 2006, the Company entered into three-month consulting agreement with an independent consultant. The services to be rendered include consultation and advisory services relating to investor relationship of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 28,750 shares of common stock to the consultant on October 24, 2006. The fair market value of the Company's common stock as of October 24, 2006 was $1.75 per share.

On October 27, 2006, the Company entered into three-month consulting agreement with another independent consultant. The services to be rendered include financial and business consultation of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 15,600 shares of common stock to the consultant on October 27, 2006. The fair market value of the Company's common stock as of October 27, 2006 was $1.75 per share.

On November 15, 2006, the Company entered into three-month consulting agreement with another independent consultant. The services to be rendered include marketing of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 25,000 shares of common stock to the consultant on November 15, 2006. The fair market value of the Company's common stock as of November 15, 2006 was $1.8 per share.

On November 15, 2006, the Company passed a resolution to issue 70,000 shares of common stock as salary to a non-executive director. The fair market value of the Company's common stock as of November 15, 2006 was $1.8 per share.

On December 11, 2006, the Company entered into one-year consulting agreement with another independent consultant. The service to be rendered includes equity research of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 50,000 shares of common stock to the consultant on December 11, 2006. The fair market value of the Company's common stock as of December 11, 2006 was $1.75 per share.

On July 10, 2007, the Company issued 40,000 shares of common stock as salary to a non-executive director. On the same date, the Company issued 38,750 shares of common stock to an independent consultant. The fair market value of the Company's common stock as of July 10, 2007 was $1.47 per share and expense of $115,763 related to these two stock issuances was charged to general and administrative expense.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

In the fourth quarter of 2007, the Company’s convertible notes holders converted $2,751,232 in debentures into 3,278,720 shares of common stock as more fully described in Note 11.

In the fourth quarter of 2007, the Company’s warrant holder exercised 3,100,000 warrants into 958,181 shares of common stock.

Note 11 - CONVERTIBLE DEBENTURES

On February 27, 2007, the Company entered into a Securities Purchase Agreement (the “Agreement”), with several institutional and accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers $4.075 million 8% convertible debentures due February 28, 2009 (the “Debentures”), and warrants to purchase 4,075,000 shares of the common stock (the “Warrants”), (collectively referred to as the “Transaction”). The initial conversion price of the debentures is $1.00 per share. The initial exercise price of the warrants is $1.20 per share with a life of three years. The conversion price and warrant exercise price are subject to downward adjustments should the Company issue more shares of common stock or securities convertible into common stock for capital raising activities for less than the conversion or exercise prices. Additional interest of 15% begins in June 2007 and continues through February 2008 after which the additional interest increases to 25% through the maturity date of the note.

The transaction closed on February 27, 2007. Gross proceeds from were $4.075 million, of which $285,250 was paid to Pacific Ridge Capital who served as placement agent for the transaction and $52,500 was paid to consultants for the Purchaser in connection with the transaction. The Company also issued to the Placement Agent a warrant to purchase an aggregate of 570,500 shares with an exercise price of $1.00 per share with a life of five years. The value of the warrants issued to the placement agent was calculated as $643,277 using the Binomial Model. The total amount of the cash payments and the fair value of the warrants amounted to $981,027, which was recorded as deferred debenture expenses. These costs will be amortized to interest expense over the two year life of the convertibles debentures. For the year ended December 31, 2007, $339,045 was amortized to interest expense.

The Company determined the value of the warrants using a binomial Model with a volatility of approximately 75%, which is calculated by using the historical closing prices of the Company’s common stock. According to APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, EITF-98-5, and EITF-00-27, the Company allocated the proceeds using relative fair value method and determined that the convertible debentures were issued with a beneficial conversion feature. As a result, on February 27, 2007, the allocated value of the warrants amounted to $1,944,425 and the beneficial conversion feature amounted to $2,130,575. The allocated value of the warrants and beneficial conversion feature totaling $4,075,000, was recorded as discount (or reduction in the carrying amount) of convertible debentures and additional paid-in capital and will be amortized over the two year life of the convertible debentures using the effective interest method. For the year ended December 31, 2007, $1,312,763 was amortized as interest expense.

On or about December 6, 2007, the Company entered into an Amendment, Exchange and Waiver Agreement (“Amended Agreement”), effective November 9, 2007, with certain of the institutional and accredited investors who entered into a Securities Purchase Agreement with the Company on February 27, 2007. Below are highlights of the Amendment:

•
The Amended Agreement amends the terms of the Debentures held by the Participating Purchasers by: (a) changing the Conversion Price from $1.00 per share to $0.85 per share; (b) deleting the Trading Conditions for Mandatory Conversion; (c) granting the Company the right to Mandatory Conversion at any time, and (d) allowing the Company to designate the date for the Mandatory Conversion.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

•
The Amended Agreement amends the terms of the Warrants held by the Participating Purchasers by: (a) changing the Exercise Price from $1.20 per share to $0.95 per share; and (b) granting to the Participating Purchasers the right to exercise their Warrants on a cashless basis

•
The Amended Agreement is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of the Debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice (the “Exercise Notice”) to the Company to exercise all of their unexercised Warrants on a cashless basis

•
The Amended Agreement amends the Registration Rights Agreement by waiving all outstanding Registration Damages due to the Purchasers in their entirety. Because the outstanding principal amounts of the Debentures held by the Participating Purchasers, as of the effective date of the Agreement, total more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding Debentures held by all the Purchasers on that date, the amendment to the Registration Rights Agreement binds all of the Purchasers.

The Company evaluated the cost of the amended terms of the warrants and the notes. As the amendment reduced the exercise price of the warrants and the conversion price of the notes, the difference between the value of the warrants and the conversion option at the old prices and their value at the modified prices are costs for the Company and are charged to income.

The inducement cost for the debentures converted is $634,450 for the year ended December 31, 2007. The inducement cost for the debentures converted was based on the market value of the additional 461,418 shares obtained by the participating purchases at $1.375 per shares on November 9, 2007. The inducement cost for the warrants exercised is $279,547 for the fiscal year ended December 31, 2007. The inducement cost for the warrants exercised is calculated using the Binomial Model by determining the difference between the original exercise price of $1.20 shares and the reduced exercise price of $0.95.

3,076,120 shares of common stock were issued upon conversion of debenture notes with a carrying value of $2,548,632 at a reduced conversion price of $0.85. Another 202,600 shares of common stock were issued upon conversion of debenture notes with a carry value of $202,600 at the original conversion price of $1.00.

In accordance with paragraph 21 of EITF 00-27, all unamortized discount at the time of the conversion must be recognized as interest expense. The unamortized discount of the above converted notes is $2,403,480, which has been recorded as interest expenses in the accompanying consolidated statements of operations. The unamortized deferred financing costs of $540,167 at conversion of the debentures into common stock was also been recorded as interest expenses in the accompanying consolidated statements of operations.

As of December 31, 2007, the carrying value of the remaining unconverted debentures was $84,752, net of unamortized discount of $398,171. The following is the repayment schedule of the principal of the remaining debt at December 31:

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Principal repayment Amount
2008	$414,990
2009	67,933
Thereafter	-
$482,923

In connection to the issuance of the debentures, the Company entered into a Registration Rights Agreement, in which a registration statement registering the resale of the common stock underlying the Debentures and Warrants, as well as certain other shares of the Company's common stock is required to be filed with the Securities and Exchange Commission not later than April 13, 2007 and be declared effective by the SEC not later than May 28, 2007 if there is no SEC review of the Registration Statement, and June 27, 2007 if there is an SEC review. Failure to meet these deadlines will result in liquidated damages of 2% of the aggregate purchase price of the Debentures and Warrants per month, pro rated for partial periods. The Company filed the registration statement on June 1, 2007, however the Registration Statement did not become effective until September 25, 2007. Because the Amended Agreement waived all outstanding registration damages, the Company reversed the previously accrued liquidated damages totaling $345,017 at December 31, 2007.

Following is a summary of the status of warrants outstanding at December 31, 2007:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
$1.20	975,000	2.16 years	$1.20	975,000
$1.00	570,500	4.16 years	$1.00	570,000
Total	1,545,500			1,545,500

Following is a summary of the warrant activity:

Outstanding as of December 31, 2005	-
Granted	-
Forfeited	-
Exercised	-
Outstanding as of December 31, 2006	-
Granted	4,645,500
Forfeited	-
Exercised	3,100,000
Outstanding as of December 31, 2007	1,545,500

Note 12 - STATUTORY RESERVES
Statutory reserves represent restricted retained earnings. Based on the legal formation of the entities, all PRC entities are required to set aside 10% of net income as reported in its statutory accounts on an annual basis to the Statutory Surplus Reserve Fund. Once the total Statutory Surplus Reserve reaches 50% of the registered capital of the respective subsidiaries, further appropriations are discretionary. The Statutory Surplus Reserve can be used to increase the registered capital and eliminate future losses of the respective companies under PRC GAAP. The Company’s Statutory Surplus Reserve is not distributable to shareholders except in the event of liquidation.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Before January 1, 2006, Tianxing was also required on an annual basis to set aside at least 5% of after-tax profit, calculated in accordance with PRC accounting standards and regulations, to the Statutory Surplus Welfare Fund, which can be used for staff welfare of the Company. Effective from January 1, 2006, the appropriation to the Statutory Surplus Welfare Fund is no longer required.

The Reserve Fund can be used to increase the registered capital upon approval by relevant government authorities and eliminate future losses of the respective companies upon a resolution by the board of directors.

Appropriations to the above statutory reserves are accounted for as a transfer from retained earnings to statutory reserves. During the year ended December 31, 2007, and 2006, the Company made total appropriations to these statutory reserves of $873,096, and $415,164, respectively.

There are no legal requirements in the PRC to fund these statutory reserves by transfer of cash to any restricted accounts, and the Company does not do so. These reserves are not distributable as cash dividends.

Note 13 - 2006 CONSULTANT STOCK PLAN

On February 22, 2006, the Company adopted the 2006 Consultant Stock Plan (the "Plan") under which 1,199,648 shares of common stock are available for issuance with respect to awards granted to independent consultants who are crucial to the future growth and success of the Company and its subsidiaries and affiliates. For the year ended December 31, 2006, a total of 600,000 shares were issued pursuant to the Plan.

On March 14, 2006, the Company entered into two-year consulting agreement with an independent consultant. The services to be rendered include consultation and advisory services relating to marketing of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 240,000 shares of common stock to the consultant on March 31, 2006. These shares were issued pursuant to the 2006 consultant stock plan. The fair market value of the Company's common stock as of March 14, 2006 was $2.65 per share.

On March 27, 2006, the Company entered into a one-year consulting agreement with another independent consultant. The services to be rendered include consultation and advisory services relating to financing and restructuring of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 360,000 shares of common stock to the consultant on March 31, 2006. These shares were issued pursuant to the 2006 consultant stock plan. The fair market value of the Company's common stock as of March 27, 2006 was $2.60 per share.

In accordance with SFAS 123R and EITF 96-18, the Company has accounted for the consulting agreements based on the fair market value of the Company's common stock at the commencement date of the individual consulting agreements. For the year ended December 31, 2007 and 2006, the Company charged $643,119 and 1,202,235, respectively, to expense associated with consulting agreements and recorded deferred consulting fees of $62,758 at December 31, 2007.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The deferred consulting fees will be charged to expense amounted to $62,758 for the year ended December 31, 2008.

Note 14 - TAXES

The Company is registered in the State of Nevada whereas its subsidiary, Skystar is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiary, Sida, and its PRC VIEs, Xian Tianxing and Shanghai Siqiang.

Sida, Xian Tianxing and Shanghai Siqiang are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes is generally imposed at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. However, the Company has been approved as a new technology enterprise and under PRC Income Tax Laws, it is entitled to a preferential tax rate of 15%.

For the year ended December 31, 2007 and 2006, the provision for taxes on earnings consisted of:

	2007	2006
Current PRC income tax expense
Enterprise income tax	$1,027,172	$494,951

The following table reconciles the U.S. statutory rates to the Company's effective tax rate as of December 31:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(18.0)	(18.0)
Total provision for income taxes	15.0%	15.0%

The estimated tax savings due to the reduced tax rate for the year ended December 31, 2007 and 2006 amounted to $1,232,606 and $593,941, respectively. The net effect on earnings per share if the income tax had been applied would decrease the basic earnings per share for year ended December 31, 2007 and 2006 from $(0.11) to $(0.20) and from $0.11 to $0.05, respectively.

Skystar Bio-Pharmaceutical Company was incorporated in the United States and has incurred net operating loss for income tax purpose for 2007. The net operating loss carry forwards for United States income tax purposes amounted to $6,368,675 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2006 and continue through 2027. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2007. The valuation allowance at December 31, 2007 was $2,721,430. Management will review this valuation allowance periodically and will make adjustments as warranted.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 15 - EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. The weighted average number of common shares outstanding was adjusted to account for the effects of the share exchange transaction as a reverse acquisition as fully described in Note 1.

The Company has retroactively adjusted the weighted average number of common shares outstanding by deeming that the one-for-three hundred ninety seven (1:397) and the one for ten (1:10) reverse stock split effective on February 15, 2006 had occurred as of the beginning of the earliest period presented.

The following demonstrates the calculation for earnings per share:

	2007	2006
Net income for basic earnings per share	$(1,956,976)	$1,175,142
Add: Interest expense for convertible note	445,569	-
Minus: Discount on convertible debenture	(772,400)	-
Net income for diluted earnings per share	$(2,283,807)	$1,175,142

Weighted average shares used in basic computation	13,453,543	11,144,153
Diluted effect of convertible debentures (as if)	651,779	-
Diluted effect of warrants (treasury method)	-	1,354,233
Weighted average shares used in diluted computation	14,105,322	12,498,386

Earnings per share
Basic	$(0.15)	$0.11
Diluted	$(0.16)	$0.09

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 16 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Related party receivables and payables

Amounts due from and payable to related parties are summarized as follows as of December 31:

	2007	2006
Amounts due from shareholder:
Mr. Weibing Lu (1)	$59,462	$-

Amount due to shareholder and director:
Ms. Aixia Wang (1)	$1,371
Mr. Scott Cramer (1)	30,245	-
Total	$31,616	$-

Amount due to related companies:
TianXing Digital Co., Ltd. (2)	$17,137	$16,025
Shanxi Xingji Electronics Co. Ltd. (2)	32,817	-
Total	$49,954	16,025

(1)
The related individuals, Weibing Lu, Aixia Wang, and Scott Cramer are all shareholders of the Company. Mr. Lu and Mr. Cramer are also the directors of the Company, with Mr. Lu additionally being the chief executive office. The amounts due from and to these individuals were cash advances to facilitate Company operations or expenses paid by these individuals on behalf of the Company. These balances are non-interest bearing, unsecured, due on demand, and the ultimate manner of settlement is in cash or in exchange for office premises rental.

(2)
Shanxi Xinji Electronics Company is owned by the wife of Mr. Lu and Tianxing Digital Co. Ltd. is owned by Mr. Lu. The amount due to Shanxi Xingji Electronics Co. Ltd. and Tianxing Digital Co., Ltd are short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. The ultimate manner of settlement is in cash.

Note 17 - COMMITMENTS AND CONTINGENCIES

(a) Lease commitments

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to SFAS 13, “Accounting for Leases.” The Company leased factory premises for a period of ten years from October 1, 2004 to December 31, 2014 with an annual rent of $11,607, which is subject to a 10% increase every four subsequent years.

The Company leased additional office space from the Company’s CEO, Weibing Lu, for a period of five years from January 1, 2007 to December 31, 2011 with an annual rent of approximately $21,800 (or RMB 165,600).

The Company’s commitments for minimum rental payments under this lease for the next five years and thereafter are as follows:

Years ending December 31:	2007
2008	$34,789
2009	35,673
2010	35,673
2011	35,673
2012	13,294
Thereafter	28,533
$183,635

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Rent expense for the year ended December 31, 2007 and 2006 amounted to $33,412 and $11,545, respectively.

(b) Legal proceedings

In March 2006, the Company learned that Gregory Evans (“Plaintiff”) filed suit against the Company, R. Scott Cramer, Steve Lowe and David Wassung (“Defendants”) in State of Nevada District Court in Clark Country, Nevada, alleging causes of action for “Refusing to Call Vote of Shareholders” and “Conversion” on or about November 18, 2005. On December 1, 2007, the lawsuit was dismissed following following an Order to Show cause regarding dismissal. Prior to the dismissal, the Company was never served with a summons or complaint in the matter. On or around May 2007, Andrew Chien (“Chien” or "Plaintiff") filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu (“Defendants”) in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.  In or around November 2007, the Defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction.  The Plaintiff agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008.  The amended complaint dropped Weibing Lu (who is a resident of China and had never been served) as a defendant.  The remaining Defendants contend that the amended complaint has failed to correct the deficiencies of the original, and have filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction.  The Defendants deny all claims and have moved the Court to dismiss the complaint in its entirety in their motion to dismiss, which is still pending. The motion to dismiss also requests that the Court award sanctions against Chien under the Private Securities Litigation Reform Act and other authority in the event the Defendants' motion to dismiss the complaint is granted.

Other than the above described legal proceeding, the Company is not aware of any legal proceedings in which purchasers, any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of purchaser, or of any such director, officer, affiliate of the Company, or security holder, is a party adverse to Company or has a material interest adverse to the Company. No provision has been made in the consolidated financial statements for the above contingencies.

(c)	Ownership of leasehold property

In 2005, one of the shareholders contributed a leasehold office building as additional capital of Xian Tianxing. However, the title of the leasehold property has not passed to the Company. Management believes, there should be no legal barriers for the shareholder to transfer the ownership to the Company.

However, in the event that the Company fails to obtain the ownership certificate for the leasehold building, there is the risk that the buildings will need to be vacated due to illegitimate ownership. Management believes that this possibility while present is very remote. As a result, no provision has been made in the financial statements for this potential occurrence.

See report of independent registered public accounting firm.

Note 18 - SUBSEQUENT EVENTS

On March 10, 2008, the Company was made a party to a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing, and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. The Company was made a party to the Transfer Agreements for the sole purpose of acknowledging the Transfer Agreements. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

See report of independent registered public accounting firm.

PART II -
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by Skystar in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$590
FINRA Filing Fees	$3,000
Printing Fees	$10,000
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$50,000
Miscellaneous	$10,000
Total	$123,590	*

*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, the Company adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of the transactions by Skystar during the last three years involving sales of our securities that were not registered under the Securities Act:

On November 7, 2005, pursuant to the share exchange agreement described under the section above titled “Description of Business”, we issued 48 million shares of our Series B preferred stock (the “CGPN Shares”) to the stockholders of Skystar Cayman in exchange for 100% of the common stock of Skystar Cayman. The CGPN Shares issued are convertible, in the aggregate, into a number of shares of our common stock that would equal 89.5% of the outstanding shares of our common stock, if the shares were to be converted on the closing date of the transactions contemplated by the share exchange agreement. The issuance of the CGPN Shares to the stockholders of Skystar Cayman pursuant to the share exchange agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation S thereof. We made this determination based on the representations of the stockholders of Skystar Cayman which included, in pertinent part, that such stockholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 7, 2005, we issued 201,849,516 (pre 397-for-1 reverse split) shares of common stock valued at approximately $0.0025 per share (the average price over the last 90 trading days prior to September 1, 2005, the date on which our Board authorized the issuances for amounts owed to Mr. Cramer, Mr. Lowe and Mr. Wassung) to its former Chief Executive Officer and current Director, R. Scott Cramer, as payment for accrued salary and expenses owed to him in the amount of $573,270. On November 30, 2005, the Company also issued 68,100,454 (pre 397-for-1 reverse split) shares of common stock valued at approximately $0.0025 per share to its former officer and Director, Steve Lowe, as payment for accrued salary and expenses owed to him in the amount of $195,954. On November 7, 2005, the Company also issued 46,511,365 (pre 1-for-397 Reverse Split) shares of common stock valued at approximately $0.0025 per share to its former Director, David Wassung, as payment for accrued salary and expenses in the amount of $133,833. These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act and pursuant to Regulation D promulgated thereunder. The Registrant did not engage in general solicitation or advertising in making this offering and each acquirer occupied an insider status relative to the Company that afforded to him effective access to the information registration would otherwise provide.

On February 15, 2006, we effected a 397-for-1 reverse stock split of the outstanding shares of our common stock. As a result, the total number of outstanding shares of our common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding.

On February 15, 2006, we also affected a 10-for-1 reverse stock split of the authorized shares of our preferred stock. As a result, the total number of authorized shares was reduced from 500,000,000 to 50,000,000. Per the conversion rights set forth in the certificate of designation for the series “B” convertible preferred stock, at the same time that the amendment to our articles of incorporation was filed that created sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares, all of the series “B” preferred shares automatically were converted into 10,745,548 shares of common stock that equaled to 89.5% of the total issued and outstanding shares. No Series “B” preferred shares remain outstanding.

In March 2006, we issued a total of 600,000 shares of our common stock to consultants. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In October 2006, we issued a total of 44,350 shares of our common stock to consultants. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In November 2006, we issued a total of 95,000 shares of our common stock to a consultant and a non-executive director. These transactions were made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In December 2006, we issued another 50,000 shares of our common stock to a consultant. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3)we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

On February 27, 2007, we entered into a Securities Purchase Agreement dated February 26, 2007 with several institutional and accredited investors pursuant to which we sold to these investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, and warrants to purchase 4,075,000  (pre anticipated 5-for-1 reverse stock split) shares of our common stock, in a private placement pursuant to Regulation D under the Securities Act. Gross proceeds from the sale to us were $4.075 million, of which $285,250 was paid to Pacific Ridge Capital who served as placement agent for the transaction and $52,500 were paid to counsel for the investors in connection with the transaction. We also issued to the placement agent and its designees a warrant to purchase an aggregate of 570,500 shares with an exercise price of $1.00 per share and an expiration date of February 28, 2012.

On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement (the “Amendment Agreement”), dated as of November 9, 2007, with certain of the investors who participated in the February 2007 private financing. The Amendment Agreement amends certain terms and conditions of the convertible debentures, warrants, and a related agreement. The investors that executed the Amendment Agreement are hereinafter referred to collectively as “Participating Purchasers”. The Amendment Agreement is deemed to be: (a) our notice to require conversion of the entire outstanding principal of the convertible debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to the Company to exercise all of their unexercised warrants on a cashless basis. Pursuant to the conversion notice, and giving effect to a 5-for-1 reverse stock split, we issued an aggregate of 615,224 shares of our common stock (the “Debenture Shares”) to the Participating Purchasers, of which 231,389 (post anticipated 5-for-1 reverse stock split) shares are registered pursuant to our registration statement on Form SB-2, which was deemed effective September 25, 2007, as amended, SEC File No. 333-143449. The balance of the Debenture Shares were issued to the Participating Purchasers in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act. Pursuant to the exercise notice, we issued an aggregate of 191,637 (post anticipated 5-for-1 reverse stock split) shares of our common stock to the Participating Purchasers, in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement (the “March 2008 Amendment Agreement”) with two institutional and accredited investors who acquired two of our convertible debentures in a private transaction from their original holders. The March 2008 Amendment Agreement amends the terms of these convertible debentures by: (a) changing the conversion price from $1.00 per share to $0.80 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion. Additionally, the March 2008 Amendment Agreement is deemed to be: (a) the Company’s notice to require conversion of the entire outstanding principal of these two convertible debentures and all accrued but unpaid interest thereto. Lastly, the Agreement is deemed a waiver of any claim for default under the terms of the Securities Purchase Agreement, the convertible debentures and a certain Registration Rights Agreement entered into in connection with the Securities Purchase Agreement. The transaction contemplated by the Agreement closed on April 21, 2008, upon the issuance of shares of our restricted common stock to these investors pursuant to the terms of the March 2008 Amendment Agreement. Accordingly, we issued an aggregate of 245,501 (post anticipated 5-for-1 reverse stock split) shares of our common stock to these investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.[add (i) Underwriting Agreement; (ii) Placement agent agreement; (iii) form of lock-Up; (iv) form of Warrant.

Exhibit Number	Description

2.1	Share Purchase Agreement by and between The Cyber Group Network, Inc. and Howard L. Allen and Donald G. Jackson (stockholders of Hollywood Entertainment Network, Inc.) dated May 12, 2000 (1)

2.2	Plan of Merger Agreement between The Cyber Group Network Corp. and CGN Acquisitions Corporation dated December 7, 2000 (2)

2.3
Share Exchange Agreement between The Cyber Group Network Corporation, R. Scott Cramer, Steve Lowe, David Wassung and Skystar Bio-Pharmaceutical, and the Skystar Stockholders dated September 20, 2005 (3)

3.1	Charter of The Cyber Group Network Corporation as filed with the State of Nevada (4)

3.2	Certificate of Amendment and Certificate of Change (6)

3.3	Company Bylaws (5)

4.1	Specimen form of Unit Certificate

4.2	Specimen form of Common Stock Certificate

4.3	Specimen form of Class C warrant Certificate

5.1	Opinion of Richardson & Patel LLP **

10.1	Form of Securities Purchase Agreement, dated as of February 26, 2007 by and among the Company and the Purchasers (8)

10.2	Form of Class A Convertible Debenture (8)

10.3	Form of Class B Convertible Debenture (8)

10.4	Form of Class A Warrant (8)

10.5	Form of Class B Warrant (8)

10.6	Form of Registration Rights Agreement, dated as of February 26, 2007 by and among the Company and the Purchasers (8)

10.7	Form of Company Principal Lockup Agreement (8)

10.8	Consulting Services Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd., Xian Tianxing Bio-Pharmaceutical Co., Ltd. dated October 28, 2005 (4)

10.9
Equity Pledge Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”) and Xian Tianxing’s Majority Stockholders dated October 28, 2005 (4)

10.10
Operating Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd., and Xian Tianxing Bio-Pharmaceutical Co. (“Xian Tianxing”), Xian Tianxing’s Majority Stockholders, Ltd. and Weibing Lu dated October 28, 2005 (4)

10.11
Proxy Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co. (“Xian Tianxing”), Xian Tianxing’s Majority Stockholders and Weibing Lu dated October 28, 2005 (4)

10.12
Option Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”), Xian Tianxing Majority Stockholders and Weibing Lu dated October 28, 2005 (4)

10.13	Form of the Amendment, Exchange and Waiver Agreement between Skystar Bio-Pharmaceutical Company and the Participating Purchasers dated November 9, 2007 (12)

10.14	Form of the Amendment and Waiver Agreement between Skystar Bio-Pharmaceutical Company and two institutional and accredited investors dated March 31, 2008 (13)

10.15
Amendment to Consulting Services Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd., Xian Tianxing Bio-Pharmaceutical Co., Ltd. and Sida Biotechnology (Xian) Co., Ltd. dated March 10, 2008 (14)

10.16
Amendment to Equity Pledge Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”), Xian Tianxing’s Majority Stockholders, and Sida Biotechnology (Xian) Co., Ltd. dated March 10, 2008 (14)

10.17
Agreement to Transfer of Operating Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd., and Xian Tianxing Bio-Pharmaceutical Co. (“Xian Tianxing”), Xian Tianxing’s Majority Stockholders, Ltd., Weibing Lu and Sida Biotechnology (Xian) Co., Ltd. dated March 10, 2008 (14)

10.18
Designation Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co. (“Xian Tianxing”), Xian Tianxing’s Majority Stockholders, Weibing Lu and Sida Biotechnology (Xian) Co., Ltd. dated March 10, 2008 (14)

10.19
Agreement to Transfer of Option Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. and Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”), Xian Tianxing Majority Stockholders, Weibing Lu and Sida Biotechnology (Xian) Co., Ltd. dated March 10, 2008 (14)

10.20	Form of Warrant Agreement**

10.21	Form of Class C warrant**

10.22	Form of Lock-up Agreement**

10.23	Form of Representative’s Unit Purchase Option Agreement*

10.24	Form of Underwriting Agreement*

10.25	Employment Agreement with Weibing Lu dated May 5, 2008 (15)

10.26	Loanout Agreement with Worldwide Officers, Inc. dated May 5, 2008 (15)

16.1	Letter from Weinberg & Company, P.A. (7)

16.2	Letter from GC Alliance Limited (9)

16.3	Letter from Moore Stephens Wurth Frazer & Torbet LLP (10)

16.4	Letter from Schwartz Levitsky Feldman LLP (11)

23.1	Consent of Moore Stephens Worth Frazer and Torbet LLP **

23.2	Consent of Richardson & Patel LLP***

24.1	Power of Attorney (included as part of the signature page to the registration statement) **

* To be filed upon Amendment
** Filed Herewith
*** Filed Herewith as Exhibit 5.1
(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 1, 2000.
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 12, 2001.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 26, 2005.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 14, 2005.
(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 21, 2005.
(6)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB filed on April 17, 2006.
(7)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 27, 2006.
(8)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 5, 2007.
(9)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 3, 2006.
(10)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 8, 2007.
(11)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 30, 2007.
(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 11, 2007.
(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 23, 2008.
(14)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 11, 2008.
(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 6, 2008.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933,  the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Xian, Shaanxi Province, P.R. China on May 6, 2008.

SKYSTAR BIO-PHARMACEUTICAL COMPANY (Registrant)

Date: May 6, 2008	By:	/s/ Weibing Lu
Weibing Lu Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Weibing Lu and Ms. Erna Gao as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN ACCORDANCE THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Weibing Lu	Chief Executive Officer and Director	May 6, 2008
Weibing Lu	(Principal Executive Officer)

/s/ Bennet P. Tchaikovsky	Chief Financial Officer	May 6, 2008
Bennet P. Tchaikovsky	(Principal Financial and Accounting Officer)

/s/ Wei Wen	Secretary and Director	May 6, 2008
Wei Wen

/s/ Xinya Zhang	Director	May 6, 2008
Xinya Zhang

/s/ R. Scott Cramer	Director	May 6, 2008
R. Scott Cramer